UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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VARIAN MEDICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 29, 2006

Dear Stockholder:

You are cordially invited to attend Varian Medical Systems, Inc.’s 2007 Annual Meeting of Stockholders to be held on Thursday, February 15, 2007 at 4:30 p.m. Pacific Time at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301.

The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year.

We hope that you can join us. However, whether or not you plan to be there, please vote by phone or over the Internet, or sign and return your proxy card in the enclosed envelope as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
Chairman of the Board

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 29, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Varian Medical Systems, Inc. will hold its Annual Meeting of Stockholders on Thursday, February 15, 2007 at 4:30 p.m. Pacific Time at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301.

At this annual meeting we will ask you to:

•	elect four directors to serve until the 2010 Annual Meeting of Stockholders;

•	approve the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan;

•	approve an amendment to the Varian Medical Systems, Inc. Management Incentive Plan;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007; and

•	transact any other business that properly comes before the annual meeting.

The Board of Directors has selected December 18, 2006 as the record date for determining stockholders entitled to vote at the annual meeting. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 3100 Hansen Way, Palo Alto, California 94304 for ten days before the annual meeting.

This Proxy Statement, a proxy card and our 2006 Annual Report on Form 10-K are being distributed on or about December 29, 2006 to those entitled to vote.

By Order of the Board of Directors,

John W. Kuo
Secretary

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors—the Board—of Varian Medical Systems, Inc.—we, us or the Company—is sending you this Proxy Statement in connection with the Board’s solicitation of proxies for use at the 2007 Annual Meeting of Stockholders—the Annual Meeting. Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, phone, email, fax or in person. We have hired Georgeson Inc., 17 State Street, New York, New York 10004, to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	We will pay for the solicitation of proxies. Our directors, officers and employees will not receive additional remuneration. We expect that we will pay Georgeson Inc. not more than $15,000, plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	You will be voting on four proposals. Proposal One is for the election of John Seely Brown, R. Andrew Eckert, Mark R. Laret and Kent J. Thiry to the Board. Messrs. Brown, Eckert, Laret and Thiry have been nominated for election for three-year terms ending at the 2010 Annual Meeting of Stockholders.

Proposal Two is for the approval of the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan—the Second Amended Stock Plan—which amends the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan—the Amended 2005 Omnibus Stock Plan—to, among other things, increase the number of shares available for awards under this plan.

Proposal Three is for the approval of an amendment to the Varian Medical Systems, Inc. Management Incentive Plan—the Amendment to the MIP—which adds additional performance goals that may be utilized under the plan.

Proposal Four is for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007.

Q:	Who can vote?

A:	Only those people who owned our common stock at the close of business on December 18, 2006, the record date for the Annual Meeting, may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	How do I vote and how do I revoke my proxy?

A:	You may vote your shares either in person or by proxy. To vote by proxy, please vote your shares over the Internet or telephone by following the instructions indicated on the enclosed proxy card or mark, date, sign and mail the enclosed proxy card in the postage-prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting in person you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (your latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote your shares as you instruct, including with respect to cumulative voting for directors. If you vote your shares over the telephone, you must select a voting option (“For,” “Against,” or “Withhold” (for directors) or “Abstain” (for Proposals Two, Three and Four)) in order for your proxy to be counted. If you validly vote your shares over the Internet or sign and return your proxy card but do not provide any voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director, FOR the approval of the Second Amended Stock Plan, FOR the approval of the Amendment to the MIP and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007. With respect to the election of directors, the proxyholders will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees for director in any order they determine.

Q:	What is the deadline for submitting a proxy?

A:	In order to be counted, proxies submitted by telephone or the Internet must be received by 11:59 p.m. Pacific Time on February 14, 2007.

Q:	Can I receive materials for future annual meetings online?

A:	Yes, and we encourage you to do so. In an effort to ensure that you receive materials quickly and efficiently, help reduce our printing and postage costs and reduce paper mailed to your home, we offer you the convenience of viewing materials related to our annual meetings online. With your consent, we will stop sending you future paper copies of these documents. If you are a holder of record, you may elect to receive future communications over the Internet by logging in to www.computershare.com/expressvote and entering your email address before you vote if you are voting by Internet or any time at www.computershare.com/us/ecomms. If you are a beneficial holder, please check with your broker about how to receive future materials electronically.

Your election to view these documents over the Internet will remain in effect until you elect otherwise. If you choose to view future proxy statements and annual reports over the Internet, before the next annual meeting you will receive an email with instructions on how to view those materials and vote.

Q:	What constitutes a quorum?

A:	On the record date, we had 128,868,954 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the Annual Meeting are present in person or represented by proxy. We include the shares of persons who abstain in determining those present and entitled to vote. We also include shares held by brokers in “street” or “nominee” name when the broker has discretionary authority to vote on at least one matter.

Q:	What vote is needed?

A:	For Proposal One, the election of directors, the four nominees receiving the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not affect the outcome of the election. “Broker non-votes”—votes that brokers do not have the discretion to cast because they have not received instructions from the beneficial holders—also will not affect the outcome of the election.

For Proposal Two, the approval of the Second Amended Stock Plan, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Two is required in order to approve the Second Amended Stock Plan. An abstention on Proposal Two will be included in the total number of shares entitled to vote and, therefore, will have the effect of a vote against the proposal. “Broker non-votes” in respect of this proposal will not affect the outcome of the proposal.

For Proposal Three, the approval of the Amendment to the MIP, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three is required in order to approve the Amendment to the MIP. An abstention on Proposal Three will be included in the total number of shares entitled to vote and, therefore, will have the effect of a vote against the proposal. “Broker non-votes” in respect of this proposal will not affect the outcome of the proposal.

For Proposal Four, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, an affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four is required in order to ratify the appointment of PricewaterhouseCoopers LLP. An abstention on Proposal Four will be included in the total number of shares entitled to vote on Proposal Four and, therefore, will have the effect of a vote against the proposal. “Broker non-votes” in respect of this proposal will not affect the outcome of the proposal.

Q:	What happens if a director receives a plurality, but not a majority, of votes cast at the Annual Meeting?

A:	In an uncontested election, if a nominee for director who is an incumbent director is elected by a plurality of the votes cast but does not receive the vote of at least the majority of the votes cast (i.e., the number of shares voted “for” a director’s election does not exceed 50% of the total number of votes cast with respect to that director’s election, including votes to withhold authority), the director is obliged to offer his or her resignation to the Board. Following submission of the offer of resignation, the Board, after considering relevant factors, including the recommendation of the Nominating and Corporate Governance Committee, will decide whether or not to accept the offer of resignation. If a director’s offer of resignation is not accepted by the Board, the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s offer of resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board pursuant to the provisions of our By-Laws.

Q:	Can I vote on other matters?

A:	You are entitled to vote on any other matters that are properly brought before the Annual Meeting. Our By-Laws limit the business conducted at any annual meeting to (1) business in the notice of the annual meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for the 2008 Annual Meeting of Stockholders will be no earlier than September 30, 2007 and no later than October 30, 2007. The notice must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

We do not expect any matters other than those listed in this Proxy Statement to come before the Annual Meeting. If any other matter is presented, your proxy gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934—the Exchange Act—(which includes matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement).

Q:	When must stockholder proposals be submitted to be included in the proxy statement for the 2008 Annual Meeting?

A:	To have your stockholder proposal be considered for presentation in the proxy statement and proxy card for our 2008 Annual Meeting of Stockholders, rather than just voted upon at the meeting without inclusion in the proxy statement and proxy card, a stockholder must submit to our Secretary (at our Palo Alto, California headquarters) a written proposal no later than August 31, 2007.

Q:	How do I nominate someone to be a director?

A:	A stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders by notifying our Secretary in writing (at our Palo Alto, California headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting, which for the 2008 Annual Meeting of Stockholders will be no earlier than September 30, 2007 and no later than October 30, 2007. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the potential candidate, the number of shares of our common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Exchange Act and the nominee’s written consent to the nomination and to serve, if elected.

Q:	How does the Board select nominees for the Board?

A:	The Nominating and Corporate Governance Committee of the Board will consider potential candidates for directors submitted by stockholders, in addition to those suggested by other Board members and members of our management, and does not evaluate candidates differently based upon the source of the nominee. The Nominating and Corporate Governance Committee considers and evaluates each properly submitted potential candidate for director in an effort to achieve a balance of knowledge, experience and capability on the Board, as well as to ensure that the composition of the Board at all times adheres to the independence requirements applicable to New York Stock Exchange listed companies and other regulatory requirements applicable to us. A stockholder may recommend potential candidates for director by notifying our Secretary in writing (at our Palo Alto, California headquarters).

Q:	Are there any minimum qualifications required for a director nominee?

A:	As set forth in its charter and in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee’s criteria for selecting director nominees include: knowledge, skills and experience in business, finance, administration and relevant technical disciplines; business management experience; international business experience and experience in industries beyond healthcare; knowledge about our industry and technology or other areas of knowledge useful to our business and product lines; gender and racial diversity; and other attributes that the Nominating and Corporate Governance Committee determines will contribute to our success and achievement of our business and social goals. The Nominating and Corporate Governance Committee will also consider the candidate’s ability to serve the long-term interests of our stockholders and availability to devote time to our affairs. Please refer to our Corporate Governance Guidelines for additional details on our policy, process and membership criteria.

Q:	How may I communicate with the Board of Directors?

A:	Stockholders may communicate directly with the Board, the Board’s “lead” non-employee director or another director or group of directors through the Board’s lead director by sending an e-mail to “lead.director@varian.com.” Messages intended for another specific director will be forwarded to that director.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect four individuals to serve as directors for three-year terms that expire at the 2010 Annual Meeting. Three of the four nominees, John Seely Brown, R. Andrew Eckert and Kent J. Thiry, are now members of the Board. The fourth nominee, Mark R. Laret, was presented for nomination by one of our independent directors and our Chairman, recommended for nomination by the Nominating and Corporate Governance Committee and nominated by the Board in November 2006 to fill the director position held by Dr. Samuel Hellman, who will retire from the Board at the Annual Meeting after surpassing the Board’s maximum age to stand for election as a director.

The individuals named as proxyholders will vote your proxy for the election of the four nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute.

Below are the names and ages of these nominees and the other continuing directors, the years they became directors (if applicable), their principal occupations or employment for at least the past five years and directorships they hold in other public companies.

Nominees for Election for a Three-Year Term Ending with the 2010 Annual Meeting

• John Seely Brown	Age 66, a director since 1998. Retired; former Vice President of Xerox Corporation (a document technology company) from 1986 to 2002 and Chief Scientist from 1992 to 2002. Director of the Xerox Palo Alto Research Center from 1990 to 2000. Also a director of Corning Incorporated (a diversified technology company), Polycom, Inc. (a provider of video, voice, data and web conferencing solutions) and Amazon.com, Inc. (an on-line retailer).

• R. Andrew Eckert	Age 45, a director since 2004. Chief Executive Officer and President of Eclipsys Corporation (a healthcare information management software provider) since October 2005. From 2004 to 2005, Chief Executive Officer of SumTotal Systems, Inc. (an enterprise software provider). From 2002 to 2004, Chief Executive Officer of Docent Inc. (an enterprise software provider). Previously, Chairman and Chief Executive Officer of ADAC Laboratories (a medical imaging company) from 1997 to 2000. Also a director of Connetics Corporation (a specialty pharmaceutical company).

• Mark R. Laret	Age 52. Chief Executive Officer of University of California, San Francisco Medical Center since April 2000. Chief Executive Officer of University of California, Irvine Medical Center from 1995 to March 2000.

• Kent J. Thiry	Age 50, a director since 2005. Chairman and Chief Executive Officer of DaVita Inc. (a provider of dialysis services) since October 1999. From June 1997 until October 1999, Chairman and Chief Executive Officer of Vivra Holdings, Inc. (a company formed to operate the non-dialysis business of Vivra, Incorporated).

Directors Continuing in Office Until the 2008 Annual Meeting

• Susan L. Bostrom	Age 46, a director since 2004. Senior Vice President at Cisco Systems, Inc. (a networking equipment provider) since February 2000. Took on responsibility for Worldwide Government Affairs in October 2002 and became Chief Marketing Officer in January 2006. From 1998 to February 2000, Vice President of the Internet Business Solutions Group at Cisco Systems, Inc.

• Richard M. Levy	Age 68, a director since 1999. Our Chairman of the Board since February 2003 and Chief Executive Officer from April 1999 to February 2006. Our President from April 1999 to August 2005. Previously, our Executive Vice President responsible for our medical systems business from 1990 to April 1999. Also a director of Pharmacyclics, Inc. (a pharmaceutical company).

• Allen S. Lichter, M.D.	Age 60, a director since 2003. Executive Vice-President and Chief Executive Officer of the American Society of Clinical Oncology since October 2006. From 1999 to July 2006, Dean of the University of Michigan Medical School, after first serving as interim Dean starting in 1998 while concurrently maintaining his position as chair of the Department of Radiation Oncology. In July 2006, Dr. Lichter announced his intention to resign from the Board in order to devote full attention to his duties at the American Society of Clinical Oncology. He will remain on the Board until a successor director is appointed or until his offer of resignation is sooner tendered and accepted by the Board.

Directors Continuing in Office Until the 2009 Annual Meeting

• Timothy E. Guertin	Age 57, a director since 2005. Our Chief Executive Officer since February 2006 and President since August 2005. Our Chief Operating Officer from October 2004 to February 2006. Our Corporate Executive Vice President from October 2002 to August 2005 and President of our Oncology Systems business unit from 1992 to January 2005. Our Corporate Vice President from 1992 to 2002.

• David W. Martin, Jr., M.D.	Age 65, a director since 1994. Chairman and Chief Executive Officer of AvidBiotics, Inc. (a biotechnology company) since 2004. Previously, Chairman and Chief Executive Officer of GangaGen, Inc. (a biotechnology company) from 2003 to 2004. From 1997 to 2003, President and Chief Executive Officer of Eos Biotechnology, Inc. (a biotechnology company). Also a director of Cubist Pharmaceuticals, Inc. (a biopharmaceutical company).

• Ruediger Naumann-Etienne	Age 60, a director since 2003. Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) since 1989. Also, Chairman of the Board of Directors of Cardiac Science Corporation (formerly Quinton Cardiology Systems, a medical equipment company) since 2006, having previously been Vice-Chairman from 2005 to 2006 and Chairman from 2000 to 2005. From 1993 to 1999, Chairman of the Board of Directors of OEC Medical Systems (a provider of interoperative imaging solutions, acquired by General Electric Corporation). Also a director of BioRad Laboratories, Inc. (a provider of research and clinical diagnostic products).

Corporate Governance; the Board and Committees of the Board; and Board and Committee Meetings

We are committed to strong corporate governance, and have adopted policies and practices that comply with or exceed the New York Stock Exchange listing requirements and the Exchange Act. These policies and practices include:

•	The Board has adopted clear corporate governance policies articulated in our Corporate Governance Guidelines, which includes basic director duties and responsibilities.

•	A majority of the Board members are independent of the Company and our management.

•	All members of our key Board committees—the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee—are independent.

•	The Board has appointed a “lead” non-employee director who presides at all meetings of non-management or independent directors. Dr. Martin has served in this capacity of lead director since August 2004.

•	The Board has adopted a policy under which an incumbent director in an uncontested election who is elected by a plurality but does not receive the majority of the votes cast will offer his or her resignation to the Board.

•	The Board has also adopted a Code of Business Ethics applicable to all of our employees, including the executive officers.

•	We have hotlines for employees to report ethics and financial matters, including accounting, internal controls and audit concerns, and the Audit Committee has established procedures for anonymous submission of these matters.

•	The Board conducts an annual self-assessment on its effectiveness and the effectiveness of each of its committees.

•	Directors are expected to attend all stockholder meetings, and all directors attended our 2006 Annual Meeting of Stockholders.

•	The Board has a policy that the maximum age of any person standing for election as a director is 69 years of age.

•	The Board encourages director continuing education through a mix of in-house and third-party presentations and programs, including programs that are certified by Institutional Shareholder Services. The Nominating and Corporate Governance Committee is charged with tracking director continuing education. We pay or reimburse directors for expenses associated with attending these continuing education events.

•	The annual cycle of agenda items for Board meetings reflects Board requests and changing business and legal issues. The Board receives regularly scheduled presentations from our finance department and major business units and operations. The Board’s annual agenda includes, among other items, our long-term strategic plans, periodic reports on progress against long-term strategic plans, emerging and disruptive technologies, potential acquisition or investment targets, capital projects and evaluation of the Chief Executive Officer and management succession.

•	Notwithstanding the authority granted to the Stock Grant Committee discussed below, the Board expects that substantially all, if not all, of the future equity awards granted to our executive officers and other employees will be made by the Compensation and Management Committee at regularly scheduled meetings.

The Board met four times in fiscal year 2006, with one meeting recessed and continued at a later date. Each of these Board meetings included executive sessions of the independent directors (who are also non-management directors). The Board has determined that Ms. Bostrom, Mr. Brown, Mr. Eckert, Dr. Hellman, Dr. Lichter, Dr. Martin, Mr. Naumann-Etienne, Mr. Thiry and Mr. Laret, our nominee for director, are “independent” for purposes of the New York Stock Exchange listing requirements and under our Corporate Governance Guidelines. Mr. Levy, our Chairman of the Board, and Mr. Guertin, our President and Chief Executive Officer, are employees and therefore not “independent.” The Board considered transactions and relationships, both direct and indirect, between each director and nominee (and his or her immediate family) and the Company and its subsidiaries and affirmatively determined that none of Ms. Bostrom, Mr. Brown, Mr. Eckert, Dr. Hellman, Dr. Lichter, Dr. Martin, Mr. Naumann-Etienne, Mr. Thiry and Mr. Laret, our nominee for director, has any material relationship, either direct or indirect, with us other than as a director and/or stockholder.

Dr. Hellman is employed as the A. N. Pritzker Distinguished Service Professor in the Department of Radiation and Cellular Oncology at the University of Chicago. We sell our products and services to the

University of Chicago in the ordinary course of business. In fiscal years 2006, 2005 and 2004, the University of Chicago paid us approximately $2.4 million, $396,000 and $505,000, respectively, for products and services. In addition, in fiscal years 2006, 2005 and 2004, we paid to the University of Chicago as sponsored research, donations and matching gifts approximately $63,000, $136,000 and $100, respectively. The University of Chicago’s revenues were approximately $2.2 billion, $2.1 billion and $1.9 billion in 2006, 2005 and 2004, respectively. Based on its understanding of these transactions and Dr. Hellman’s role at the University of Chicago, the Board has determined that Dr. Hellman does not have a direct or indirect material interest in any of these transactions or otherwise have any relationship that is inconsistent with a determination that he is independent, and is therefore “independent” for purposes of the New York Stock Exchange listing requirements and under our Corporate Governance Guidelines.

Until July 2006, Dr. Lichter was employed as the Dean of the University of Michigan Medical School. We sell our products and services and pay certain fees to the University of Michigan in the ordinary course of business. In fiscal years 2006, 2005 and 2004, the University of Michigan paid us approximately $2.1 million, $1.1 million and $454,000, respectively, for products and services and we paid the University of Michigan fees primarily related to royalties, sponsored research, donations and matching gifts of approximately $2.8 million, $1.5 million and $1.8 million. The University of Michigan’s revenues were approximately $5.3 billion, $5.1 billion and $4.7 billion in 2006, 2005 and 2004, respectively. Based on its understanding of these transactions and Dr. Lichter’s roles at the University of Michigan, the Board has determined that Dr. Lichter does not have a direct or indirect material interest in any of these transactions or otherwise have any relationship that is inconsistent with a determination that he is independent, and is “independent” for purposes of the New York Stock Exchange listing requirements and under our Corporate Governance Guidelines.

Additionally, Ms. Bostrom, Mr. Levy and Dr. Lichter each serve as an outside director or on the scientific advisory committee of organizations that are customers of ours. The Board has determined that these relationships are immaterial and are not inconsistent with a determination that the director is “independent” for purposes of the New York Stock Exchange listing requirements and under our Corporate Governance Guidelines.

We have five standing committees of the Board: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Stock Grant Committee. Each of these committees, except for the Stock Grant Committee, has a written charter approved by the Board that clearly establish the committee’s roles and responsibilities. A copy of the charters for the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines and Code of Business Ethics, can be found at the “Corporate Governance” link on the Investor Relations page under “About Varian” on our website at www.varian.com and are available in printed hardcopy format upon written request to our Secretary at our Palo Alto, California headquarters.

Audit Committee

The Audit Committee performs the following principal functions:

•	Oversees our accounting and financial reporting process and audits of financial statements.

•	Assists the Board in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence and (iv) the performance of our internal audit function and of the independent registered public accounting firm.

•	Reports to the Board the results of its monitoring and recommendations.

•	Provides to the Board any additional information and materials as the committee may determine is necessary to make the Board aware of significant financial matters requiring the Board’s attention.

The members of the Audit Committee are Mr. Naumann-Etienne (Chairman), Mr. Eckert, Dr. Martin and Mr. Thiry. The Audit Committee met seven times in fiscal year 2006, with one meeting recessed and continued at a later date. Each member of the Audit Committee meets the additional requirements regarding independence for Audit Committee members under the New York Stock Exchange listing requirements. The Board has determined that Mr. Naumann-Etienne is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Exchange Act based upon his experience as the chief financial officer and principal accounting officer of Diasonics, Inc. between 1984 and 1987 and as group controller for Texas Instruments between 1982 and 1984, and his formal education represented by his doctorate degree in international finance from the University of Michigan. The Board has also determined that Mr. Eckert, Dr. Martin and Mr. Thiry are financially literate based upon each of their experiences as chief executive officer of their respective organizations and their familiarity with financial statements.

Compensation and Management Development Committee

The Compensation and Management Development Committee—the Compensation Committee—performs the following principal functions:

•	Discharges the Board’s responsibilities relating to compensation of our executive officers.

•	Evaluates our compensation plans, policies and programs for executive officers and recommends the establishment of policies dealing with various compensation and employee benefit plans.

•	Administers our stock and cash incentive plans.

•	Provides advice on management development matters that have major implications for the growth, development and depth of our management team, including reviewing succession plans.

Effective as of November 18, 2006, the members of the Compensation Committee are Mr. Eckert (Chairman), Ms. Bostrom and Dr. Martin. Before that, the members of the Compensation Committee were Dr. Hellman (Chairman), Ms. Bostrom and Mr. Eckert. The Compensation Committee met four times in fiscal year 2006, with one meeting recessed and continued at a later date. In addition to being independent, each member of the Compensation Committee is and was a “non-employee director” for purposes of the Exchange Act and is and was an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended—the Internal Revenue Code.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee performs the following principal functions:

•	Develops and recommends to the Board corporate governance principles.

•	Identifies and recommends to the Board potential nominees to the Board, including stockholder suggestions.

•	Recommends to the Board the director nominees for committee assignments.

•	Oversees the annual evaluation of the Board’s performance.

Effective as of November 18, 2006, the members of the Nominating and Corporate Governance Committee are Mr. Thiry (Chairman), Mr. Brown and Dr. Lichter. Before that, the members of the Nominating and Corporate Governance Committee were Dr. Martin (Chairman), Mr. Brown and Dr. Lichter. The Nominating and Corporate Governance Committee met four times in fiscal year 2006.

Executive Committee

The Executive Committee performs the following principal functions:

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

Effective as of November 18, 2006, the members of the Executive Committee are Mr. Levy (Chairman), Mr. Naumann-Etienne and Dr. Martin. Before that, the members of the Executive Committee were Mr. Levy (Chairman), Dr. Hellman and Dr. Martin. The Executive Committee did not meet or act by written consent in fiscal year 2006.

Stock Grant Committee

The Stock Grant Committee may perform the following principal functions:

•	Grant to our non-officers and administer stock options, restricted stock and other awards, subject to certain limitations.

Effective as of November 18, 2006, the members of the Stock Grant Committee are Mr. Levy (Chairman) and Mr. Naumann-Etienne. Before that, the members of the Stock Grant Committee were Mr. Levy (Chairman) and Dr. Martin. The Stock Grant Committee did not meet in fiscal year 2006, but conducted all of its business by unanimous written consent.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or the Compensation Committee.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE NOMINEES.

PROPOSAL TWO

APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN

We are asking you and the other stockholders to approve an amendment and restatement of the Varian Medical Systems, Inc. Amended and Restated 2005 Omnibus Stock Plan—the Amended 2005 Omnibus Stock Plan. The plan that is the subject of this Proposal is the second amendment and restatement of the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan—the 2005 Omnibus Stock Plan—and it will be known as the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan—the Second Amended Stock Plan.

The Amended 2005 Omnibus Stock Plan was approved by the Board at its November 17, 2005 meeting (which was recessed and continued on December 7, 2005) and became effective upon the approval by stockholders at the Annual Meeting of Stockholders held on February 16, 2006.

The Board reviewed the Amended 2005 Omnibus Stock Plan and determined among other things that, subject to stockholder approval, the maximum number of shares of our common stock available for issuance should be increased and that the maximum term for Awards (as defined below) should be shortened. The modifications to the Amended 2005 Omnibus Stock Plan, to be approved by you and the other stockholders, relate primarily to the maximum number of shares available for issuance, how shares are counted with respect to this share limit and the maximum term for Awards. Finally, additional performance goals were added to the existing performance goals. The Second Amended Stock Plan was approved by the Board at its November 17, 2006 meeting and will be effective upon an affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the Second Amended Stock Plan is not approved, the Amended 2005 Omnibus Stock Plan will continue in its current form.

The closing price of our common stock on December 18, 2006 was $48.60.

Description of the Second Amended Stock Plan

The following paragraphs provide a summary of the principal features of the Second Amended Stock Plan, as approved by the Board, and its operation. The Second Amended Stock Plan is set forth in its entirety as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to Appendix A.

Purpose

The Second Amended Stock Plan is intended to promote our success by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees, consultants and non-employee directors in consideration for the services that they provide to us.

General

The Amended 2005 Omnibus Stock Plan provides for, and the Second Amended Stock Plan will continue to provide for, the granting of stock options, Stock Appreciation Rights—SARs—Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Deferred Stock Units—collectively, Awards—to eligible Second Amended Stock Plan participants. If this proposal is adopted, the number of shares of our common stock reserved for Awards under the Second Amended Stock Plan will increase from a maximum of 4,000,000 shares to a maximum of 6,650,000 shares—an increase of 2,650,000 shares. The Second Amended Stock Plan further provides that this maximum number of shares may be increased by (i) such number of shares as may be granted in substitution of other options in connection with a transaction described in Section 424(a) of the Internal Revenue Code (e.g., the acquisition of property or stock from an unrelated corporation), (ii) such number of shares authorized for issuance, but not issued, under the plans replaced by the 2005 Omnibus Stock Plan (namely, the Varian Medical Systems, Inc. Omnibus Stock Plan and the Varian Medical Systems, Inc. 2000 Stock Plan)—the Prior Plans—(as of February 17, 2005, 3,145,673 shares) and (iii) such number of shares subject to any awards granted under the Prior Plans that terminate, expire or lapse for any reason (155,232 shares from February 17, 2005 to September 29, 2006).

For purposes of determining the number of shares available for grant under the Second Amended Stock Plan against the maximum number authorized above, Awards of stock options and SARs will count as one share for every one share issued, and any shares issued under Awards other than stock options or SARs, including Deferred Stock Units, will count as two and one-half shares for every one share issued. As of September 29, 2006, the number of shares available for grant under the Amended 2005 Omnibus Stock Plan was 3,815,883 shares.

Although under the applicable listing requirements of the New York Stock Exchange, stock options and SARs granted under the Amended 2005 Omnibus Stock Plan can not be re-priced (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in our corporate structure affecting the shares of common stock), because re-pricing is not expressly provided for under the terms of the Amended 2005 Omnibus Stock Plan, the Second Amended Stock Plan expressly prohibits the re-pricing of stock options and SARs. Furthermore, the Second Amended Stock Plan does not permit the granting of discounted stock options or SARs, or the “re-loading” of stock options, which is the automatic grant of a new stock option upon exercise of an existing stock option. In addition, the Second Amended Stock Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

Administration of the Second Amended Stock Plan

The Compensation Committee will administer the Second Amended Stock Plan. The members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under Section 303A.02 of the New York Stock Exchange listing requirements and as “outside directors” under Section 162(m) of the Internal Revenue Code (for purposes of qualifying the Second Amended Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the Second Amended Stock Plan and except as described below with respect to stock options and Deferred Stock Units granted to non-employee directors, the Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of these Awards, and the terms and conditions of these Awards. The Compensation Committee may delegate to one or more officers or directors appointed by the Compensation Committee its authority to grant and administer Awards, but only the Compensation Committee can make Awards to employees who are subject to Section 16 of the Exchange Act.

Eligibility to Receive Awards

Employees and consultants of the Company and its affiliates are eligible to be selected to receive one or more Awards. We cannot determine the actual number of individuals who will receive Awards under the Second Amended Stock Plan because eligibility for participation in the Second Amended Stock Plan is in the discretion of the Compensation Committee. The Second Amended Stock Plan also provides for the grant of non-qualified stock options and Deferred Stock Units to our non-employee directors. The Board will determine and administer options and Deferred Stock Units granted to non-employee directors.

Stock Options

The Compensation Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The Compensation Committee will determine the number of shares covered by each option, but during any fiscal year, no participant may be granted options for more than 4,000,000 shares.

The Compensation Committee sets the price of the shares of our common stock subject to each stock option, which cannot be less than 100% of the fair market value on the date of grant of the shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the grant date if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee also may permit payment through the tender of shares of our common stock that are already owned by the participant, or by any other means that the Compensation Committee determines to be consistent with the Second Amended Stock Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee, which generally will not be more than seven years after the date of grant. The Compensation Committee may extend the maximum term of any option granted under the Second Amended Stock Plan, subject to the preceding limits.

Non-Employee Director Options

Under the Second Amended Stock Plan, the Board will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value on the date of grant of the shares covered by the option. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option will become exercisable on the grant date. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on the Board (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, non-employee directors may elect to receive options for shares of our common stock in lieu of cash compensation. Directors may convert their cash compensation into options to purchase shares of our common stock at a rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of our common stock on the grant date (i.e., the date that the foregone cash compensation otherwise would have been paid).

Non-Employee Director Deferred Stock Units

Under the Second Amended Stock Plan, the Board will determine the number of Deferred Stock Units to be granted to each non-employee director. Deferred Stock Units will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by the Board, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by the Board, payment of Deferred Stock Units will be made in shares of our common stock, with one share of our common stock being issued for each Deferred Stock Unit. Payment may be made in a lump sum, in installments and may be made on a deferred basis. Under the form of grant agreement approved by the Board, no shares will be distributed to the non-employee director until the earlier of three years after grant date or upon departure from the Board (e.g., upon retirement or resignation).

Stock Appreciation Rights

The Compensation Committee will determine the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The Compensation Committee will determine the number of shares covered by each SAR, but during any fiscal year no participant may be granted SARs for more than 2,000,000 shares. Upon exercise of a SAR, the participant will receive payment from us in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the grant date), times (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our common stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock and Restricted Stock Units

Restricted Stock awards and Restricted Stock Unit awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares subject to a Restricted Stock or Restricted Stock Unit award, but during any fiscal year no participant may be granted more than 400,000 shares.

In determining whether an award of Restricted Stock or Restricted Stock Units should be made, and/or the vesting schedule for an award, the Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant an award of Restricted Stock or Restricted Stock Units only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Compensation Committee. Please refer to the discussion below under “Performance Goals” for more information.

Performance Units and Performance Shares

Performance Units and Performance Shares are Awards that will result in a payment to a participant only if performance goals that the Compensation Committee establishes are satisfied. The initial value of each Performance Unit and each Performance Share shall not exceed the fair market value (on the date of grant) of a share of our common stock. The Compensation Committee will determine the applicable performance goals, which may be applied on a Company-wide or an individual business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. Please refer to the discussion below under “Performance Goals” for more information.

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the Second Amended Stock Plan. During any fiscal year, no participant shall receive more than 400,000 Performance Units or Performance Shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to an Award. Currently, at the Compensation Committee’s discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return. The Second Amended Stock Plan includes these performance goals and adds the following new performance goals: orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount.

Under the Second Amended Stock Plan, certain performance goals are specifically defined. EBIT means the Company’s or a business unit’s income before reductions for interest and taxes. EBITDA means the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization. Earnings per share means the Company’s or a business unit’s net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means the Company’s or a business unit’s income after taxes. Operating cash flow means the Company’s or a business unit’s sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or a business unit’s, as applicable, average net assets. Return on equity means the percentage equal to the Company’s net income, divided by average stockholders’ equity. Return on sales means the percentage equal to the Company’s or a business unit’s EBIT (before incentive compensation), divided by the Company’s or the business unit’s, as applicable, revenue. Revenue means the Company’s or a business unit’s sales. Net orders means the Company’s or a business unit’s net orders calculated for and reported in the Company’s quarterly financial earnings. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share.

Nontransferability of Awards

In general, Awards granted under the Second Amended Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and during his or her lifetime any Awards may be exercised only by the recipient. Notwithstanding the above, the Compensation Committee (or the Board, in the case of Awards granted to non-employee directors) may, in its discretion, permit Awards to be transferred to an individual or entity other than the Company subject to any restrictions as the Compensation Committee or the Board may impose.

Dividend Equivalents

Recipients of Awards may, if the Compensation Committee (or by the Board in case of Awards to non-employee directors) so determines, be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of our common stock, and the Compensation Committee or the Board may provide that these amounts shall be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option or SAR. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the “appreciation value”) on the date of exercise. In the United States, any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of the shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of an Award of Restricted Stock, the participant will not have taxable income upon receipt, but upon vesting. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting. A recipient of Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units will not have taxable income upon receipt of the Award; instead the participant will be taxed upon payment of the Award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Internal Revenue Code imposes certain restrictions on deferred compensation arrangements. Awards that are treated as deferred compensation under Section 409A of the Internal Revenue Code are intended to meet the requirements of this section of the Internal Revenue Code.

At the discretion of the Compensation Committee, the Second Amended Stock Plan allows a participant to satisfy tax withholding requirements under U.S. federal and state tax laws or applicable foreign tax laws in connection with the exercise or receipt of an Award by electing to have shares of common stock withheld, or by delivering to us already-owned shares, having a value equal to the amount required to be withheld. However, if shares of our common stock are withheld to satisfy a participant’s tax withholding obligations with respect to an Award, then the withheld shares will not become available again for issuance.

We will be entitled to a tax deduction in connection with an Award under the Second Amended Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. In addition, Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of the next four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if we comply with conditions imposed by Section 162(m), including the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during one year, and for Awards other than options and SARs, the Compensation Committee sets performance goals which must be achieved prior to payment of the Awards. We designed the Second Amended Stock Plan to permit the Compensation Committee to grant Awards that satisfy the requirements of Section 162(m), thereby allowing us to continue to receive a federal income tax deduction in connection with these Awards.

Awards Under the Second Amended Stock Plan

Awards under the Second Amended Stock Plan will be made at the discretion of the Compensation Committee, except for Awards to non-employee directors that will be made by the Board. The Compensation Committee has not made any decisions on the amount and type of Awards that are to be made under the Second Amended Stock Plan to our employees in future years. The following table sets forth information concerning stock-related awards made during fiscal year 2006 under the Amended 2005 Omnibus Stock Plan to our named executive officers, executive officers as a group, non-employee directors as a group, and non-executive officer employees as a group. This information may not be indicative of awards that will be made under the Second Amended Stock Plan in future years.

Name and Position	Dollar Value ($)(1)	Awards Granted(2)
Timothy E. Guertin	13,347,500	250,000
President and Chief Executive Officer

Dow R. Wilson	6,673,750	125,000
Corporate Executive Vice President and President, Oncology Systems

Elisha W. Finney	5,339,000	100,000
Corporate Senior Vice President, Finance and Chief Financial Officer

Robert H. Kluge	4,271,200	80,000
Corporate Vice President and President, X-Ray Products

John W. Kuo	3,203,400	60,000
Corporate Vice President, General Counsel and Secretary

Richard M. Levy	—	—
Former Chief Executive Officer

Executive Officers as a Group	36,411,980	682,000

Non-Employee Directors as a Group	4,713,803	88,290	(3)

Non-Executive Officer Employees as a Group	100,690,871	1,885,950	(4)

(1)	Determined by multiplying the number of shares subject to the stock option by the closing price of $53.39 for our common stock on the New York Stock Exchange on September 29, 2006.

(2)

Except as indicated in the footnotes below, only Awards of stock options were made during fiscal year 2006. Options were granted at an exercise price of 100% of the market price of the underlying shares of our common stock on the date of grant, become exercisable over three years at the rate of approximately one-third each year and expire no later than 10 years from the date of grant.

(3)	Includes 16,000 Deferred Stock Units that vest over a period of one year. The shares will be delivered to each director on the earlier of three years after the grant date or upon departure from the Board (e.g., upon retirement or resignation). Deferred Stock Units awarded under the Amended 2005 Omnibus Stock Plan are deducted from shares available for grant as three option shares for every Deferred Stock Unit issued.

(4)	Includes 6,500 shares of Restricted Stock that vest semi-annually or annually over periods of up to three years. Restricted Stock awarded under the 2005 Omnibus Stock Plan and the Amended 2005 Omnibus Stock Plan in fiscal year 2006 have been deducted from shares available for grant as three option shares for every share of Restricted Stock issued.

Amendment and Termination of the Second Amended Stock Plan

The Board generally may amend or terminate the Second Amended Stock Plan at any time and for any reason; provided, however, that any amendment shall be subject to the approval of the stockholders to the extent required by applicable law or regulation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE VARIAN MEDICAL SYSTEMS, INC. SECOND AMENDED AND RESTATED 2005 OMNIBUS STOCK PLAN.

PROPOSAL THREE

APPROVAL OF AN AMENDMENT TO THE

VARIAN MEDICAL SYSTEMS, INC. MANAGEMENT INCENTIVE PLAN

The Varian Medical Systems, Inc. Management Incentive Plan—the MIP—provides for performance-based incentive compensation to executive and key employees. You and other stockholders are being asked to approve an amendment to the MIP that adds additional performance goals that may be utilized under the MIP. Your approval of this amendment is being sought so that payments under awards utilizing the new performance goals may be eligible for full federal income tax deductibility under Section 162(m) of the Internal Revenue Code—Section 162(m)—if all of the requirements of Section 162(m) are satisfied.

Background and Reason for Approval

Under Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and the next four most highly compensated executive officers may be limited to the extent that it exceeds $1,000,000 in any one year. However, we may deduct compensation in excess of $1,000,000 to the extent it qualifies as “performance-based compensation” under Section 162(m). The MIP is intended to allow us to pay incentive compensation that qualifies as “performance-based compensation” if all of the requirements of Section 162(m) are satisfied. Among other requirements, Section 162(m) requires that the material terms of plans that provide for incentive compensation, including the performance goals, be approved by our stockholders every five years. Accordingly, your approval of this amendment is being sought so that payments under awards utilizing the new performance goals may qualify as “performance-based compensation” under Section 162(m) if all of the requirements of Section 162(m) are satisfied. The new performance goals are described below. In all other respects, the MIP remains unchanged from what was approved and adopted at the 2004 Annual Meeting of Stockholders. If our stockholders do not approve this amendment, this amendment will not take effect and the MIP approved and adopted at the 2004 Annual Meeting of Stockholders will remain in effect.

Description of the Management Incentive Plan

The following paragraphs provide a summary of the principal features of the MIP, as amended to add the new performance goals, and its operation. The MIP, as amended to add the new performance goals, is set forth in its entirety as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix B.

Purpose of the Management Incentive Plan

The MIP is intended to motivate our key employees to increase stockholder value by (1) linking a portion of employees’ cash compensation to our financial performance, (2) providing rewards for improving financial performance and (3) helping to attract and retain key employees.

Administration of the Management Incentive Plan

The Compensation Committee administers the MIP. The members of the Compensation Committee must qualify as “outside directors” under Section 162(m) for purposes of qualifying the MIP as performance-based compensation under that section. Subject to the terms of the MIP, the Compensation Committee has the sole discretion to determine the key employees who shall be granted awards, and the amounts, terms and conditions of each award. The Compensation Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation Committee, but only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m).

Eligibility to Receive Awards

The Compensation Committee in its discretion determines eligibility for the MIP. In selecting participants for the MIP, the Compensation Committee chooses key employees of the Company and its affiliates who are likely to have a significant impact on our performance.

Awards and Performance Goals

Under the MIP, the Compensation Committee establishes (1) the performance goals that must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant’s award, depending upon how actual performance compares to the pre-established performance goals. A participant’s award will increase or decrease as actual performance increases or decreases.

The Compensation Committee also determines the periods for measuring actual performance—the performance period. Performance periods may last as long as three fiscal years.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation Committee may choose performance goals based on either Company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee currently may specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return. The amendment adds the following new performance goals: orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, return on equity, economic value add, stock price of our stock, price/earning ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-off, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue, and employee headcount. Under the MIP, as amended, certain performance goals are specifically defined, and the definitions generally conform to those set forth in the Second Amended Stock Plan.

For any performance period, no participant may receive an award of more than the lesser of (1) 200% of the participant’s annualized salary rate on the last day of the performance period or (2) $2,000,000. Also, the total of all awards for any performance period cannot exceed 8% of the Company’s EBIT before incentive compensation for our most recent completed fiscal year. Awards that exceed this overall limit will be pro-rated so that the total does not exceed the limit.

Determination of Actual Awards

After the end of each performance period, a determination is made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant is determined by applying the formula to the level of actual performance that was achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the MIP generally are payable in cash or shares of our common stock within 120 days after the performance period during which the award was earned.

Awards Under the Management Incentive Plan

Awards under the MIP are made at the discretion of the Compensation Committee and the actual payout amount of awards depends on performance. Accordingly, the future awards and payouts that will be made under the MIP are not yet determinable. The following table sets forth information concerning cash awards made for fiscal year 2006 under the MIP to our named executive officers, our executive officers as a group and our non-executive officer employees as a group. This information is not indicative of awards that will be made in the future.

Name	Dollar Value ($)
Timothy E. Guertin	544,080
Dow R. Wilson	304,196
Elisha W. Finney	276,189
Robert H. Kluge	303,563
John W. Kuo	126,317
Richard M. Levy(1)	307,667
Executive Officers as a Group(1)	2,043,181
Non-Employee Directors as a Group	—
Non-Executive Officer Employees as a Group	2,427,881

(1)	Includes Mr. Levy’s incentive award under the MIP for fiscal year 2006, which was prorated for the period when he held the position of Chief Executive Officer (i.e., to February 17, 2006).

In the case of Mr. Wilson, the above-referenced award was based 50% on Company EBIT growth and 50% on Oncology Systems business unit EBIT growth. In the case of Mr. Kluge, the above-referenced award was based 50% on Company EBIT growth and 50% on X-Ray Products business unit EBIT growth. Mr. Guertin, Ms. Finney, Mr. Kuo and Mr. Levy’s awards were based 100% on Company EBIT growth. For fiscal year 2007, MIP awards for Mr. Guertin, Ms. Finney and Mr. Kuo are currently based 75% on Company EBIT growth and 25% on Company revenue growth. In the case of Mr. Wilson, the MIP award is currently based 37.5% on Company EBIT growth, 12.5% on Company revenue growth, 37.5% on Oncology Systems business unit EBIT growth and 12.5% on Oncology Systems business unit revenue growth. In the case of Mr. Kluge, the MIP award is currently based 37.5% on Company EBIT growth, 12.5% on Company revenue growth, 37.5% on X-Ray Products business unit EBIT growth and 12.5% on X-Ray Products business unit revenue growth. If the amendment to the MIP is approved, fiscal year 2007 MIP awards for Mr. Guertin, Ms. Finney and Mr. Kuo would be based 60% on Company EBIT growth, 25% on Company revenue growth and 15% on Company net orders growth. In the case of Mr. Wilson, the MIP award would be based 30% on Company EBIT growth, 12.5% on Company revenue growth, 7.5% on Company net orders growth, 30% on Oncology Systems business unit EBIT growth, 12.5% on Oncology Systems business unit revenue growth and 7.5% on Oncology Systems business unit net orders growth. In the case of Mr. Kluge, the MIP award would be based 30% on Company EBIT growth, 12.5% on Company revenue growth, 7.5% on Company net orders growth, 30% on X-Ray Products business unit EBIT growth, 12.5% on X-Ray Products business unit revenue growth and 7.5% on X-Ray Products business unit net orders growth.

Amendment and Termination of the Management Incentive Plan

The Board may amend or terminate the MIP at any time and for any reason without stockholder approval. However, if the material terms of the MIP are amended, stockholder approval would be required in order for compensation to qualify as “performance-based compensation” under Section 162(m). In addition, an amendment or termination of the MIP may not, without participant consent, alter or impair any rights or obligations under any target award previously granted to the participant.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE MANAGEMENT INCENTIVE PLAN.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP—PwC—as the Company’s independent registered public accounting firm to perform the audit of our financial statements for fiscal year 2007, and we are asking you and other stockholders to ratify this appointment. Since 1962, PwC or its predecessors has been our independent accounting firm, first as Lybrand, Ross Bros. & Montgomery from 1962 until 1972, then as Coopers & Lybrand from 1972 to 1997, and subsequently as PwC from 1998 to the present.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Additionally, the Audit Committee also noted that our PwC engagement audit partner is subject to regular rotation and the most recent rotation occurred in fiscal year 2003. As a matter of good corporate governance, the Board, upon recommendation of the Audit Committee, has determined to submit to stockholders for ratification the appointment of PwC. In the event that a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Four do not ratify this appointment of PwC, the Audit Committee will review its future appointment of PwC.

We expect that a representative of PwC will be present at the Annual Meeting, have an opportunity to make a statement if he or she desires and be available to respond to appropriate questions.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally requested annually and any pre-approval is detailed as to the particular service, which must be classified in one of the four categories of services. The Audit Committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the Securities and Exchange Commission—the SEC.

Principal Accountant Fees and Services

The following is a summary of the fees billed or to be billed to us by PwC for professional services rendered for the fiscal years ended September 29, 2006 and September 30, 2005:

Fee Category	Fiscal Year 2006	Fiscal Year 2005
Audit Fees(1)	$2,910,918	$2,953,277
Audit-Related Fees(1)	180,300	51,325
Tax Fees	547,739	409,550
All Other Fees	24,614	21,485

Total Fees	$3,663,571	$3,435,637

(1)	Fiscal year 2005 has been adjusted to re-classify approximately $1,738,000 from Audit-Related Fees to Audit Fees for professional services that we requested in connection with our compliance with the required testing of internal control over financial reporting as mandated by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Fees.    Consist of fees billed for professional services rendered for the annual audit of our consolidated financial statements (as well as the related attestation report on management’s assessment of internal control over financial reporting) and review of the interim consolidated financial statements included in Form 10-Q quarterly reports and services that PwC normally provides in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and accounting consultations in connection with acquisitions.

Tax Fees.    Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting and assistance on business restructuring and tax advice on mergers and acquisitions. Tax compliance fees were approximately $249,000 and $229,000 in fiscal years 2006 and 2005, respectively. All other tax fees were approximately $299,000 and $181,000 in fiscal years 2006 and 2005, respectively.

All Other Fees.    Consist of fees for products and services other than the services reported above. All Other Fees for fiscal year 2006 and 2005 were related to the application of financial accounting and reporting standards to specific operational matters.

The Audit Committee determined that PwC’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that PwC provided in fiscal years 2006 and 2005 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows as of December 1, 2006: (1) the beneficial owners of more than five percent of our common stock and the number of shares they beneficially owned based on information provided in the most recent filings with the SEC; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group by the sum of the 129,081,663 shares of common stock outstanding on December 1, 2006 plus the number of shares of common stock that the person or group had the right to acquire on or within 60 days after December 1, 2006.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned(1)	Percent of Class
Stockholders

The TCW Group, Inc.(2)	12,836,378	9.9%
865 South Figueroa Street
Los Angeles, California 90017

Directors, Nominees for Director and Named Executive Officers
Susan L. Bostrom(3)	50,250	*
John Seely Brown(4)	88,592	*
R. Andrew Eckert(5)	27,500	*
Samuel Hellman, M.D.(6)	52,258	*
Mark R. Laret	—	*
Richard M. Levy(7)	2,910,784	2.2%
Allen S. Lichter, M.D.(8)	60,100	*
David W. Martin, Jr., M.D.(9)	169,444	*
Ruediger Naumann-Etienne(10)	55,500	*
Kent J. Thiry(11)	39,500	*
Timothy E. Guertin(12)	923,659	*
Elisha W. Finney(13)	451,578	*
Robert H. Kluge(14)	596,233	*
John W. Kuo(15)	74,327	*
Dow R. Wilson(16)	111,326	*
All directors, nominees for director and executive officers as a group (16 persons)(17)	5,641,082	4.2%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 1, 2006.

(1)	Includes shares the directors and officers could acquire under exercisable stock options or stock options vesting within 60 days of December 1, 2006.

(2)	Based on a Schedule 13G dated February 13, 2006, The TCW Group, Inc., on behalf of itself and its direct and indirect subsidiaries, has shared power to vote 11,594,428 of these shares and shared power to dispose of 12,836,378 of these shares.

(3)	Amount shown includes 48,000 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(4)	Amount shown includes 84,092 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(5)	Amount shown includes 23,000 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(6)	Amount shown includes 45,018 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(7)	Amount shown includes 2,581,371 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006. Also includes 329,413 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.

(8)	Amount shown includes 57,400 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(9)	Amount shown includes 160,404 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(10)	Amount shown includes 43,000 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(11)	Amount shown includes 38,000 shares that may be acquired under exercisable stock options. Also includes 1,500 Deferred Stock Units that have vested but that are subject to deferred distribution.

(12)	Amount shown includes 854,099 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006. Also includes 67,664 shares held in a trust of which Mr. Guertin is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Guertin’s wife.

(13)	Amount shown includes 415,882 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006. Also includes 31,371 shares held in a trust of which Ms. Finney is co-trustee with her husband, as to which voting and investment powers are shared with Ms. Finney’s husband.

(14)	Amount shown includes 539,883 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006.

(15)	Amount shown includes 66,938 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006. Also includes Mr. Kuo’s proportional interest in shares held in our 401(k) plan (516 shares).

(16)	Amount shown includes 66,514 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006.

(17)	Amount shown includes 5,046,932 shares that may be acquired under stock options exercisable on or within 60 days of December 1, 2006 and 431,630 shares held in trusts or 401(k) accounts, including as described in footnotes 7, 12, 13 and 15.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Varian Medical Systems, Inc. common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe that all persons subject to reporting filed the required reports on time in fiscal year 2006, except that directors Brown and Thiry and Mr. Kuo each filed a Form 4 late. In addition, Mr. Kuo was required to amend his Form 3 filed in 2005 to correct an error.

COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

Compensation of Directors

Annual Cash Compensation.    For fiscal year 2006, each non-employee director received an annual retainer of $45,000, except that the lead director received an annual retainer of $60,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional $10,000 annual retainer for serving in these positions, and the chair of the Audit Committee received an additional $15,000. Each non-employee director also received $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Directors who are employees receive no compensation for their services as directors. All directors, however, receive reimbursement for out-of-pocket expenses of the directors and the directors’ spouses (including tax reimbursement for spousal expenses) associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs. In fiscal year 2006, we reimbursed the non-employee directors for expenses of their spouses and associated taxes in the following amounts: Dr. Martin, $2,499 (including $1,062 of tax reimbursement); Dr. Hellman, $7,235 (including $6,107 of tax reimbursement) and Dr. Lichter, $2,709 (including $595 of tax reimbursement). Information regarding reimbursement for the expenses of Mr. Levy’s spouse are included in the Summary Compensation Table below. Directors may convert their cash compensation into options to purchase shares of our common stock at the rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of the common stock on the grant date, which is the date that the cash compensation otherwise would have been paid. These options are immediately exercisable and expire 10 years after the grant date unless terminated earlier. Directors may alternatively elect to defer their retainer and/or meeting fees under our Deferred Compensation Plan. Please refer to the discussion under “—Deferred Compensation Plan and Company Supplemental Contributions” below for more information.

During fiscal year 2006, we paid to our directors, or deferred on their behalf, a total of $543,750 in retainers and fees, of which $125,000 was converted to stock options at the rate described above. The Board met four times in fiscal year 2006, with one meeting recessed and continued at a later date. Each director attended at least 75% of the total Board and applicable committee meetings that were held while he or she was a director in fiscal year 2006.

The following table sets forth the annual retainer, meeting and committee fees received by each non-employee director during fiscal year 2006:

	Annual Retainer Fee ($)	Board and Committee Meeting Fees ($)				Total Retainer and Meeting Fees ($)
		November	February	May	August
Susan L. Bostrom(1)	45,000	4,500	3,500	3,500	3,500	60,000
John Seely Brown(2)	45,000	4,500	3,500	3,500	3,500	60,000
R. Andrew Eckert	45,000	4,500	5,000	8,000	5,000	67,500
Samuel Hellman, M.D.(3)	55,000	4,500	3,500	3,500	3,500	70,000
Allen S. Lichter, M.D.	45,000	4,500	3,500	3,500	3,500	60,000
David W. Martin, Jr., M.D.(4)	70,000	6,000	3,500	6,500	5,000	91,000
Ruediger Naumann-Etienne	60,000	4,500	3,500	6,500	750	75,250
Kent J. Thiry(5)	45,000	1,500	3,500	6,500	3,500	60,000

(1)	Ms. Bostrom elected to defer her annual retainer and meeting fees into our Deferred Compensation Plan.

(2)	Mr. Brown elected to defer his annual retainer and meeting fees into our Deferred Compensation Plan.

(3)	Dr. Hellman elected to defer his meeting fees into our Deferred Compensation Plan and convert his annual retainer fee into stock options. As a result, he deferred $15,000 in cash compensation and received options for 3,648 shares of common stock at an exercise price of $60.32 (the closing price on February 17, 2006).

(4)	Dr. Martin elected to convert his annual retainer fees to stock options. As a result, he received options for 4,642 shares of common stock at an exercise price of $60.32 (the closing price on February 17, 2006) and $21,000 in cash compensation.

(5)	Mr. Thiry elected to defer his annual retainer and meeting fees into our Deferred Compensation Plan.

Equity Compensation.    The Amended 2005 Omnibus Stock Plan provides for the discretionary grant of non-qualified stock options and Deferred Stock Units to non-employee directors. Currently, each new non-employee director receives an initial grant of non-qualified stock options for 16,000 shares of common stock and a grant of 4,000 Deferred Stock Units and each continuing non-employee director receives an annual grant of non-qualified stock options for 8,000 shares of common stock and a grant of 2,000 Deferred Stock Units.

The following table sets forth the initial and annual grants of stock options and Deferred Stock Units under the Amended 2005 Omnibus Stock Plan received by each non-employee director during fiscal year 2006 (excluding any stock options received as a result of a director’s election to convert annual retainer fee to options as described above). All grants were made as of February 17, 2006 with the stock options having an exercise price of $60.32, the closing price of our common stock on that day.

	Stock Option Awards Granted	Deferred Stock Unit Awards Granted
Susan L. Bostrom	8,000	2,000
John Seely Brown	8,000	2,000
R. Andrew Eckert	8,000	2,000
Samuel Hellman, M.D.	8,000	2,000
David W. Martin, Jr., M.D.	8,000	2,000
Ruediger Naumann-Etienne	8,000	2,000
Allen S. Lichter, M.D.	8,000	2,000
Kent J. Thiry	8,000	2,000

Director Stock Ownership Guidelines.    To align the Board’s interests with the interests of our stockholders, effective February 2006, the Board revised the previously established stock ownership guidelines for its members. The guidelines state that each director should own shares of common stock (including Deferred Stock Units) with a value at least equal to five times his or her applicable annual retainer fee, which shall be achieved within three years after adoption of the revised guidelines or five years after a director’s first appointment or election to the Board, whichever is later. For purposes of the guidelines, a director’s holdings of phantom shares of our common stock through the Deferred Compensation Plan is also included as ownership. At the end of fiscal year 2006, all directors met the guidelines or were within the allowed time frame for meeting the guidelines.

Compensation of the Named Executive Officers—Summary Compensation Table

		Annual Compensation			Long-Term Compensation			All Other Compensation ($)(5)
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Awards		Payouts
Name and Principal Position					Restricted Stock Awards ($)(3)	Securities Underlying Options/SARs (#)(4)	LTIP Payouts ($)
Timothy E. Guertin	2006	629,359	561,076	55,875	—	250,000	—	64,618
President and Chief Executive Officer	2005	507,544	458,767	40,985	—	175,000	—	61,430
	2004	451,966	762,611	25,901	—	140,000	—	56,657

Dow R. Wilson(6)	2006	509,710	317,015	54,075	—	125,000	—	556,960
Corporate Executive Vice President and President, Oncology Systems	2005	327,339	506,610	213,803	1,800,010	50,000	—	81,497

Elisha W. Finney	2006	395,488	286,144	56,278	—	100,000	—	40,107
Corporate Senior Vice President, Finance and Chief Financial Officer	2005	352,264	292,333	40,540	—	90,000	—	40,271
	2004	335,550	430,136	41,128	—	100,000	—	38,077

Robert H. Kluge	2006	349,842	312,207	54,020	—	80,000	—	40,830
Corporate Vice President and President, X-Ray Products	2005	327,898	334,145	43,733	—	80,000	—	37,821
	2004	308,918	394,951	33,279	—	100,000	—	44,337

John W. Kuo(7)	2006	283,870	133,602	54,078	—	60,000	—	20,669
Corporate Vice President, General Counsel and Secretary	2005	218,476	100,951	17,291	—	50,500	—	19,790

Richard M. Levy	2006	681,766	319,801	33,890	—	—	—	339,391
Former Chief Executive Officer	2005	928,494	1,030,421	97,769	—	265,000	—	127,928
	2004	853,856	1,790,217	107,926	—	330,000	—	128,009

(1)	Consists of MIP and Employee Incentive Plan awards, and, in the case of Mr. Wilson, a special cash bonus of $500,000 in 2005 (in lieu of participation in the Management Incentive Plan) pursuant to his employment letter dated September 17, 2004. Amounts include amounts deferred under the Deferred Compensation Plan. Please refer to the discussion under “—Deferred Compensation Plan and Company Supplemental Contributions” below for more information.

(2)

Amounts reflected consist of aggregate incremental costs for perquisites and personal benefits, as well as reimbursement for the payment of taxes associated with such perquisites and personal benefits (“tax reimbursement”). Effective January 1, 2006, we eliminated any non-business use of the fractionally owned aircraft. The compensation for aircraft use reported for our executives is generally attributable to permitted spousal use of the fractionally owned aircraft for business purposes and to spousal travel on commercial airplanes deemed valuable and appropriate for business purposes. The amount of compensation in 2006 and 2005 for permitted spousal use of our fractionally owned aircraft is equal to the greater of: (a) the incremental cost to us of the usage by the spouse, and (b) the price of a first-class commercial airline ticket for the same trip. Prior to fiscal year 2005, we used the Standard Industry Fare Level—SIFL—rate in calculating compensation for permitted spousal use of our fractionally owned aircraft in connection with a business purpose. Beginning also on January 1, 2006, we eliminated all reimbursement for the payment of personal taxes associated with perquisites for executive officers and non-executive officers after January 1, 2006, with the exception that the tax reimbursement for a leased vehicle and expenses under the Executive Car Program will be eliminated for each executive officer or non-executive officer as the applicable lease for that person’s vehicle expires. The fiscal year 2006 amounts include the following: Mr. Guertin, $22,141 for car lease and expenses, $32,417 for tax reimbursement and $1,317 for tax and financial planning; Mr. Wilson, $21,262 for car lease and expenses and $32,813 for tax reimbursement; Ms. Finney, $21,963 for car lease and expenses, $30,142 for tax reimbursement, $824 for tax and financial planning, $2,156 for medical physicals and $1,193 for spousal travel on commercial airplanes in connection with a business purpose; Mr. Kluge, $21,766 for car lease and expenses, $30,655 for tax reimbursement and $1,600 for tax and financial planning; Mr. Kuo, $20,947 for car lease and expenses, $26,631 for tax reimbursement and $6,500 for tax and financial planning; and Mr. Levy, $6,875 for car lease and expenses, $24,516 for tax reimbursement and $2,500 for tax and financial planning. The fiscal year 2005 amounts include the following: Mr. Guertin, $20,567 for car lease and expenses, $15,096 for tax reimbursement, $614 for tax and financial planning and $4,708 for the purchase of his Company-leased car; Mr. Wilson, $14,786 for car lease and expenses and $199,017 for tax reimbursement ($144,041 of which was reimbursement relating to relocation, pursuant to his employment letter dated September 17, 2004); Ms. Finney, $20,173 for car lease and expenses, $16,432 for tax reimbursement, $1,830 for tax and financial planning, $1,307 for medical physicals and $798 for spousal travel on commercial airplanes in connection with a business purpose; Mr. Kluge, $20,991 for car lease and expenses, $16,400 for tax reimbursement, $1,600 for tax and financial planning, $470 for spousal travel on commercial airplanes in connection with a business purpose and $4,272 for the purchase of his Company-leased car; Mr. Kuo, $10,275 for car lease and expenses and $7,016 for tax reimbursement; and Mr. Levy, $21,553 for car lease and expenses, $43,561 for tax reimbursement, $23,070 for tax and financial planning, $1,158 for medical physicals and $8,427 for permitted spousal use of our fractionally owned aircraft and for spousal travel on commercial airplanes in connection with a business purpose. The fiscal year 2004 amounts include the following: Mr. Guertin, $15,996 for car lease and expenses and $9,905 for tax reimbursement; Ms. Finney, $20,816 for car lease and expenses, $13,652 for tax reimbursement, $2,381 for tax and financial planning, $20 for medical physicals and $4,259 for the purchase of her Company-leased car; Mr. Kluge, $17,411 for car lease and expenses, $12,666 for tax reimbursement and $3,202 for tax and financial planning; and Mr. Levy, $15,408 for car lease and expenses, $48,689 for tax reimbursement, $22,856 for tax and financial planning, $623 for medical physicals and $20,350 for permitted spousal use of our fractionally owned aircraft and spousal travel on commercial airplanes in connection with a business purpose.

(3)	As the result of earlier awards, Mr. Guertin, Ms. Finney, Mr. Kluge and Mr. Levy had the right to receive 40,088; 37,224; 34,360 and 74,428 performance shares, respectively, which vested in full in November 2005. Net of shares used to cover tax withholdings, Mr. Guertin, Ms. Finney, Mr. Kluge and Mr. Levy received 21,748; 20,195; 19,603 and 40,378 shares of our common stock valued at $1,999,589; $1,856,733; $1,713,877 and $3,712,469, respectively (based on the closing price of $49.88 for our common stock on the New York Stock Exchange on the vesting date). Amount for Mr. Wilson in 2005 consists of 44,368 shares of Restricted Stock granted under the Omnibus Stock Plan on January 10, 2005 pursuant to his employment letter dated September 17, 2004. The closing price of our common stock on the New York Stock Exchange on January 10, 2005 was $40.57. The Restricted Stock vests in cumulative installments of one-third every five years. The value of the aggregate holdings of shares of Restricted Stock held by all employees at the end of fiscal year 2006 (based on the closing price of $53.39 for our common stock on the New York Stock Exchange on September 29, 2006) was $2,742,538. The shares of Restricted Stock are entitled to receive all dividends and other distributions paid with respect to the shares, unless otherwise provided.

(4)	No SARs were granted in these fiscal years.

(5)

Consists of (a) Company contributions to 401(k) Retirement Program and Company supplemental contributions under the Deferred Compensation Plan accounts for fiscal years 2006, 2005 and 2004, respectively (Mr. Guertin, $60,475, $60,188 and $54,859; Mr. Wilson, $9,646, $0 and $0; Ms. Finney, $39,332, $39,052, and $36,778; Mr. Kluge, $40,108, $36,974 and $43,465; Mr. Kuo, $20,179, $19,250 and $0; and Mr. Levy, $118,766, $126,463 and $127,011); (b) Company-paid premiums for group term life insurance in fiscal years 2006, 2005 and 2004, respectively (Mr. Guertin, $1,144, $1,242 and $1,276; Mr. Wilson, $1,014, $1,242 and $0; Ms. Finney, $776, $1,219 and $1,105; Mr. Kluge, $721, $848 and $872; Mr. Kuo, $490, $540 and $0; and Mr. Levy, $663, $965 and $930); and (c) Company-paid premiums for disability insurance in fiscal year 2004 (Mr. Guertin, $522; Mr. Wilson, $0; Ms. Finney, $194; Mr. Kluge, $0; Mr. Kuo, $0; and Mr. Levy, $68). Beginning on January 1, 2004, we ceased paying premiums for disability insurance, and the entire premium balance is now borne by the employee. Also included for Mr. Guertin in 2006 is $3,000 for patent awards. Also included for Mr. Wilson in 2006 is a cash payment of

$533,328 as part of a $1.6 million total cash payment pursuant to his employment letter dated September 17, 2004. The first payment began on the first anniversary of Mr. Wilson’s employment and will continue in monthly increments of $26,666 over the next four years. Also included for Mr. Wilson in 2006 and 2005 is $12,971 and $80,255, respectively, for reimbursement of relocation expenses pursuant to his employment letter. Also included for Mr. Levy in 2006 is $219,962 representing the payment of accrued paid-time-off up through February 17, 2006 (the date he stepped down as our Chief Executive) at his annual base salary rate as of the end of fiscal year 2005 as approved by the Board on November 17, 2005. Also included for Mr. Levy in 2005 is $500 for a patent award.

(6)	Mr. Wilson joined the Company in January 2005. Therefore, no compensation information is provided for 2004.

(7)	Mr. Kuo was appointed an executive officer in July 2005. Therefore, no compensation information is provided for 2004.

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)
	Number of Securities Underlying Options/ SARs Granted(#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term($)(2)
Name					5%	10%
Timothy E. Guertin	250,000	9.49%	49.88	11/17/2015	7,842,316	19,873,968
Dow R. Wilson	125,000	4.75%	49.88	11/17/2015	3,921,159	9,936,984
Elisha W. Finney	100,000	3.80%	49.88	11/17/2015	3,136,926	7,949,587
Robert H. Kluge	80,000	3.04%	49.88	11/17/2015	2,509,541	6,359,670
John W. Kuo	60,000	2.28%	49.88	11/17/2015	1,882,156	4,769,752
Richard M. Levy	—	—	—	—	—	—

(1)	Consists of a single stock option grant at an exercise price of 100% of the fair market value of the underlying shares on the grant date and expiring 10 years from the grant date. The first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period. The option holder may pay the exercise price in cash or by delivery of already-owned shares. If a “change in control” of the Company occurs, the options become exercisable in full. A description of what constitutes a “change in control” for this purpose is provided below. No SARs were granted in fiscal year 2006.

(2)	These assumed rates are not intended to represent a forecast of possible future appreciation of our common stock or total stockholder return.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy E. Guertin	153,300	5,952,177	779,643	325,857	23,636,795	1,965,039
Dow R. Wilson	6,789	123,103	20,986	147,225	269,041	723,675
Elisha W. Finney	88,000	3,290,378	377,429	140,571	10,347,025	943,496
Robert H. Kluge	60,000	2,120,238	494,319	116,681	15,115,034	820,625
John W. Kuo	6,665	172,024	37,227	89,298	681,016	679,260
Richard M. Levy	680,000	29,378,884	2,753,563	121,437	95,304,427	1,786,701

(1)	The value of unexercised in-the-money options equals the difference between the stock option exercise price and $53.39, the closing price of our common stock on the New York Stock Exchange on September 29, 2006, multiplied by the number of shares underlying the stock option.

Deferred Compensation Plan and Company Supplemental Contributions

In fiscal year 2001, we adopted a deferred compensation plan—the Prior DCP—under which eligible employees could defer a portion of their cash compensation into this plan. The Prior DCP was frozen effective December 31, 2004 so that no further contributions can be made to it and a new deferred compensation plan—the DCP—intended to comply with the provisions of Section 409A of the Internal Revenue Code, as provided under the American Jobs Creation Act of 2004 and the authoritative guidance issued thereunder, was adopted. The DCP allows directors, executive officers and certain other management and highly compensated employees to forgo current compensation. Deemed earnings on the deferrals are based on various measurement funds or on a phantom share basis in our common stock. The Compensation Committee of the Board administers the DCP. The Compensation Committee has not permitted any deferral of stock option gains. As required, amounts deferred are included in the compensation of directors and the appropriate columns of the Summary Compensation Table.

Each participant in the DCP may elect to defer payment of his or her base annual salary, incentive payments, or director fees, as applicable. The maximum amount of deferrals is 75% of base annual salary, and 100% of incentive payments and director fees. Amounts deferred by a participant are credited to a bookkeeping account maintained on behalf of each participant. These bookkeeping accounts are utilized solely as a device for the measurement and determination of amounts to be paid to a participant, or his or her designated beneficiary, pursuant to the terms of the DCP. Deferred amounts are our general unsecured obligations and are subject to claims by our creditors. Our general assets or existing rabbi trust may be used to fund our payment obligations and pay DCP benefits.

Additionally, under the Prior DCP, in order to make retirement contributions that could not be contributed to executive officers’ qualified retirement accounts due to Internal Revenue Code limitations, we made supplemental retirement contributions equal to six percent of the participant’s base annual salary and applicable incentive payments earned during the year, reduced by the amount of any Company matching contributions that would be made to the 401(k) Retirement Program only if the participant had contributed the maximum 401(k) amount for that plan year. Effective January 1, 2005, under the DCP, each calendar year we will credit to the participant’s account an amount—the Company Supplemental Contributions—equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code; and (b) our matching contribution rate under the Varian Medical Systems, Inc. Retirement Plan as amended and restated January 1, 2004 (six percent). Further, we may on a discretionary basis credit additional amounts on behalf of the DCP’s participants (these discretionary contributions, together with the Company Supplemental Contributions, are referred to as “Company Contributions”).

Under the DCP, a participant may make separate distribution elections with respect to each year’s deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 15 years for employees who retire from the Company. Deferrals also may be paid out prior to separation from service in the event of a financial hardship or if the participant makes a “short-term distribution election.” A “short-term distribution election” must be made at the time the participant makes his or her initial deferral elections. Under the DCP, amounts credited as Company Contributions only will be paid in the form of a lump sum following a participant’s separation from service (amounts credited under the Prior DCP may still be paid in installments upon an employee’s retirement). Non-retirement separations from service generally will result in payments being made in the form of single lump sums.

All deferral elections, including payment elections, under the DCP are intended to comply with the requirements of Section 409A of the Internal Revenue Code. We may terminate the DCP by action of the Board in which event benefits will be distributed as soon as Section 409A of the Internal Revenue Code permits.

As of November 24, 2006, the aggregate amount of deferrals into the DCP and Prior DCP, plus any unrealized gains and losses, was approximately $36.4 million (of which approximately $5.4 million are obligations to our named executive officers). Our existing rabbi trust had an insurance asset value of approximately $32.8 million and approximately $800,000 held in a money market account.

Employment Arrangements

None of Timothy E. Guertin, Elisha W. Finney, Robert H. Kluge or John W. Kuo has a written employment agreement with us. For fiscal year 2006, Mr. Guertin’s annualized salary was $525,000 for the period prior to February 18, 2006 and $700,000 for the period on and after February 18, 2006. For fiscal year 2006, the other executives’ annualized salaries were as follows: Ms. Finney, $410,000; Mr. Kluge, $356,000 and Mr. Kuo, $300,000. An employment letter, as amended, governs the employment of Dow R. Wilson, who joined us in January 2005. For fiscal year 2006, Mr. Wilson’s annualized salary was $528,000. Each individual also participated during fiscal year 2006 in the MIP, as further described below, receiving the bonuses set forth in the Summary Compensation Table. They also received grants of stock options set forth in the Option/SAR Grants in Last Fiscal Year Table. Starting on December 30, 2006, the annual base salary for Mr. Guertin, Ms. Finney, Mr. Kluge, Mr. Kuo and Mr. Wilson will increase to $800,000, $475,000, $377,000, $330,000, and $560,000, respectively.

These executive officers have also been extended certain perquisites by the Compensation Committee, such as use of a leased automobile under our Executive Car Program. Under the Executive Car Program, we provide a leased vehicle costing up to $80,000 for the Chief Executive Officer and leased vehicles costing up to $66,000 for the other executives. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

Historically, our executives have not used our fractionally owned aircraft for purely personal trips. The compensation for aircraft use reported under “Other Annual Compensation” in the Summary Compensation Table for Ms. Finney, Mr. Kluge and Mr. Levy is attributable to permitted spousal use of the fractionally owned aircraft for business purposes and to spousal travel on commercial airplanes deemed valuable and appropriate for business purposes. The amount of compensation in 2006 and 2005 for permitted spousal use of our fractionally owned aircraft is equal to the greater of: (a) the incremental cost to us of the usage by the spouse, and (b) the price of a first-class commercial airline ticket for the same trip; and this amount has been included as “Other Annual Compensation” in the Summary Compensation Table. Prior to fiscal year 2005, we used the Standard Industry Fare Level—SIFL—rate in calculating compensation for permitted spousal use of our fractionally owned aircraft in connection with a business purpose.

We reimburse executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). We also reimburse certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $1,500 per year). Prior to January 1, 2006, we also reimbursed these individuals for any personal taxes paid on certain perquisites, such as personal use of a company automobile, business-related spousal travel, financial planning and medical expenses. Beginning on January 1, 2006, we eliminated all reimbursement for the payment of taxes associated with perquisites for executive officers and non-executive officers attributable to the period beginning January 1, 2006, with the exception that the tax reimbursement for a leased vehicle and expenses under the Executive Car Program will be eliminated for each executive officer or non-executive officer as the applicable lease for that person’s vehicle expires.

Additionally, for the benefit of the executives, we also provide Company Supplemental Contributions representing retirement contributions which could not be contributed to the executives’ qualified retirement accounts due to Internal Revenue Code limitations. Please refer to the discussion above under “—Deferred Compensation Plan and Company Supplemental Contributions” for more information.

Mr. Wilson’s employment letter provides for him to receive, in addition to his salary, a cash payment of $1,600,000 over a five-year period as follows: (i) an initial payment of $320,000 on the first anniversary of Mr. Wilson’s first date of employment, (ii) 47 monthly payments in the amount of $26,666 beginning on the first month following the initial payment, and (iii) one final payment of $26,700, with each payment conditioned upon Mr. Wilson’s being employed by us on the date of the payment. It also provided that in 2005 Mr. Wilson receive the stock option, Restricted Stock and bonus provided for in the Summary Compensation Table.

Under the employment letter, Mr. Wilson became eligible to participate in the MIP beginning in fiscal year 2006 as described below. Mr. Wilson also receives a leased vehicle and health, life and retirement benefits, reimbursements for financial and tax planning services and annual physical examination services, and is eligible to receive DCP contributions identical to the other named executive officers serving as such at year end.

Under the employment letter, we reimbursed Mr. Wilson for certain relocation expenses, as set forth in the Summary Compensation Table. In addition, as part of his relocation and through a third party agreement for general relocation services, we authorized the sale of Mr. Wilson’s prior home to the third-party relocation company for $630,000, which was the average of two independent third-party appraisals. Under the agreement with the third-party relocation company, we agreed to reimburse the third-party relocation company for any loss on the eventual sale of the home and the third-party relocation company has agreed to credit us with any gain on the eventual sale of the home. In fiscal year 2006, we paid the third-party relocation company approximately $205,000 (which includes an approximately $98,000 loss on the sale of the home, plus selling expenses, interest and other administrative expenses under this agreement.

We also permit the executives to participate in compensation and benefit programs generally available to other employees, such as the Employee Incentive Plan, 401(k) Retirement Program and supplemental life and disability insurance program. The amounts of these benefits are included in the Summary Compensation Table.

Effective as of the close of business on February 17, 2006, Mr. Levy stepped down as our Chief Executive Officer while remaining as Chairman of the Board and a non-executive employee. In his role as a non-executive employee (and in addition to his responsibilities as Chairman of the Board), Mr. Levy provides ongoing advice and counsel to management on strategic business and technological matters, and has involvement with investor groups and key customers. As a non-executive employee, for the period from February 18, 2006 to February 16, 2007, Mr. Levy’s annual base salary is $500,000. Effective as of the close of business on February 16, 2007, his annual base salary will be reduced to $320,000. We have since February 2006 and will continue to provide him with leased offsite office space at fair market value and a part-time administrator. Mr. Levy is also eligible to receive our non-executive employee health and welfare benefits, subject to his election and contributions towards those benefit plans. He will not receive any separate compensation for his duties serving on the Board.

Mr. Levy is not eligible to participate in the MIP or in other executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals and financial, estate and tax planning services, and is not eligible for grants of stock options. He received an MIP award for fiscal year 2006 prorated to February 17, 2006. All accrued paid time off as of February 17, 2006 was paid to him at his end of fiscal year 2005 salary rate and he is no longer eligible to accrue paid time off. Consistent with our Corporate Aircraft Policy, Mr. Levy will remain eligible to use our aircraft for business-related purposes as a member of the Board.

Equity Compensation Plan Information

The following table provides information as of September 29, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	9,688,614	(1)	$29.08	8,856,629	(2)
Equity compensation plans not approved by security holders(3)	5,422,179		$28.60	—

Total	15,110,793		$28.90	8,856,629

(1)	Consists of awards granted under the Omnibus Stock Plan and the Amended 2005 Omnibus Stock Plan. Effective February 17, 2005, no further grants can be made from the Omnibus Stock Plan.

(2)	Includes 5,040,746 shares available for future issuance under the Employee Stock Purchase Plan.

(3)	Consists of awards granted under the 2000 Stock Option Plan. Effective February 17, 2005, no further grants can be made from the 2000 Stock Option Plan.

During November 2000, we adopted the Varian Medical Systems, Inc. 2000 Stock Option Plan—the 2000 Plan—that provided for the granting of stock options, SARs, Restricted Stock, performance units and performance shares to employees and consultants, but not officers or directors. The Compensation Committee of the Board administers the 2000 Plan. Options could be granted at exercise prices determined by the Compensation Committee in its discretion and be exercisable at such times and be subject to such conditions as the Compensation Committee determines, but no option can be exercised later than 10 years from the date of grant. Options granted under the 2000 Plan all provide for an exercise price of not less than fair market value on the date of grant and have been generally exercisable in the following manner: the first one-third of the options granted vest 12 months from the date of grant and the remainder then vests monthly during the following 24-month period thereafter. The Compensation Committee similarly has broad discretion with respect to terms and conditions of SARs, Restricted Stock and other performance awards. The exercise price of any SARs could not, however, be less than 100% of the fair market value of the common stock at the date of the grant, while the initial value of performance units could not exceed the fair market value and that of performance shares had to equal the fair market value. Payout of SARs, performance shares or performance unit awards could be in cash, shares or a combination thereof. Restrictions on Restricted Stock awards could be based upon achievement of specific performance criteria, applicable securities laws or other bases, including continued employment. Effective February 17, 2005, no further grants could be made from the 2000 Stock Option Plan.

Management Incentive Plan

We have a Management Incentive Plan—the MIP—that is intended to motivate key employees to increase stockholder value by (1) linking a portion of their cash compensation to our financial performance, (2) providing rewards for improving financial performance and (3) helping to attract and retain key employees.

The Compensation Committee administers the MIP. The members of the Compensation Committee must qualify as “outside directors” under Section 162(m) of the Internal Revenue Code for purposes of qualifying the MIP as performance-based compensation under that Section. The MIP is more fully described in connection with its proposed amendment. Please refer to “Proposal Three—Approval of an Amendment to the Management Incentive Plan” for more information.

The Compensation Committee based the performance goals for fiscal year 2006 upon a percentage EBIT growth formula. For each of Mr. Guertin, Ms. Finney, and Mr. Kuo, his or her performance goal was based 100% on Company-wide EBIT performance. For Mr. Wilson, his performance goal was based 50% on Company-wide EBIT growth performance and 50% on the EBIT growth performance of the Oncology Systems business segment. For Mr. Kluge, his performance goal was based 50% on Company-wide EBIT growth performance and 50% on the EBIT growth performance of the X-Ray Products business segment. Set forth below are the percentages of base salary each of these individuals was entitled to receive if 100% of the performance goals were met:

Name	Percentage of Salary Earned(1)
Timothy E. Guertin(2)	100%
Dow R. Wilson	80%
Elisha W. Finney	80%
Robert H. Kluge	60%
John W. Kuo	50%
___________________
(1)	Each individual could receive up to twice this amount if performance goals were exceeded.

(2)	Mr. Guertin’s fiscal year 2006 target percentage upon achievement of 100% of the performance goals was 80% of base salary until February 17, 2006 and 100% of base salary thereafter.

Mr. Levy received a prorated MIP award for fiscal year 2006 prorated through February 17, 2006. His performance goal was based 100% on Company-wide EBIT performance and achievement of 100% of the goal entitled him to a pro-rated portion of 100% of his fiscal year-end 2005 base salary.

The MIP awards for fiscal year 2006 were made in November 2006 and are included under the “Bonus” column of the Summary Compensation Table.

Change in Control Agreements

Under change in control agreements with senior executives we will pay any of these executives who are terminated other than for death, “disability,” “retirement,” or “cause” or who resign due to “good reason” (as each of those terms are defined in the agreements) within 18 months after a change in control (as defined in the agreements), a lump sum severance amount equal to 3.0 (in the case of the CEO), 2.5 (in the case of our other named executive officers) or 2.0 (in the case of other key employees) times the sum of the individual’s then-current annual base salary, plus the greater of (a) the individual’s most recently established target annual bonus or (b) the average annual bonus that was paid to the individual in the three fiscal years (or lesser number of full fiscal years completed by the individual) ending before the termination date. The termination payments and benefits under the agreements may also be triggered under certain circumstances following a potential change in control (as defined in the agreements), as determined under the agreements. “Cause” includes, generally, willful failure to perform one’s duties, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. “Good reason” includes, generally, a material change in duties or material reduction in authority or responsibility, a reduction in total compensation except when an equivalent reduction occurs for the entire class of other similar executives, a material change in employee benefits, relocation and certain breaches of the agreement by us.

In addition, under the agreements, if an individual is terminated under the circumstances described above, then unvested stock options will become immediately exercisable and restrictions on Restricted Stock will be released as of the individual’s termination date. In addition, we will continue certain insurance and other benefits of the individual under the then-existing terms for up to 24 months (or, if earlier, the start of full-time employment with a new employer), pay the individual a lump sum pro-rata bonus at target for the applicable performance period(s) in which the termination occurs, and provide the individual an election to purchase the automobile leased under the Executive Car Program, if any.

The agreements also provide for certain death and long-term disability benefits in the event of an individual’s death or disability within 18 months after a change in control.

If any payments or benefits (including those under these agreements) result in the imposition of an excise tax as a result of the payments and benefits exceeding the limits imposed by Section 280G of the Internal Revenue Code, then the individual will receive a tax restoration payment in an amount that will place the individual in the same after-tax economic position that the individual would have been in but for the imposition of the excise tax. The preceding sentence will not apply, however, if the amount of the payments and benefits received by the individual is less than 110% of the amount which would cause the individual to exceed the limits imposed by Section 280G. In this case, the amount received by the individual will be reduced so that the aggregate payments and benefits to be received by the individual will be $1.00 less than the threshold imposed under Section 280G.

In general, a “change in control” occurs when (a) a person or entity becomes the beneficial owner of 30% or more of our voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Board’s directors, (c) we engage in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) we dissolve, liquidate or sell all or substantially all of our assets. The officers agree not to voluntarily leave us when we are faced with a transaction that might result in a change in control.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the Board—the Committee—determines the compensation of executive officers(1), and all other corporate officers and other executives reporting to the Chief Executive Officer—together, the Executives. In addition, the Committee has the responsibility to review and approve any agreements involving severance, termination and change-in-control agreements with the Executives. We, as the members of the Committee, provide you with this report to help you to understand the goals, policies and procedures we follow in making our determinations.

The Committee’s executive compensation philosophy is that compensation programs should:

•	be closely aligned with the interest of the stockholders,

•	be linked with business goals and strategies of the Company,

•	be competitive within our industry and community so that the Company can attract and retain high quality executives,

•	base a substantial portion of executive officers’ compensation on the Company’s performance measured against pre-determined objectives, and

•	reward good performance.

Compensation of Executives, including the Chief Executive Officer—CEO—is comprised of four elements: base salary, annual incentives, long-term equity awards and other compensation. The last element includes Company matching 401(k) contributions and Company supplemental deferred compensation plan—DCP—contributions and perquisites, including the use of Company-owned or leased automobiles and, when accompanying an executive on a business trip, spousal travel.

The Committee reviewed as part of its routine activities a tally of the total compensation of the Executives, including any and all cash, equity compensation, perquisites, Company matching 401(k) contributions and Company supplemental DCP contributions and potential benefits resulting from termination, retirement, severance and change-in-control agreements. In the process of evaluating total compensation of the Executives and placing it in the context of the Company’s performance, the Committee also reviewed executive compensation and company performance surveys and proxy statements on salaries and incentives paid to executive officers of a peer group of high technology, electrical/electronic businesses and medical device/equipment companies with comparable sales volume for year 2005.

Frederic W. Cook & Co., Inc., an independent executive compensation consulting firm, has provided services to the Committee, including the selection of the peer group of companies for comparative purposes and advice on matters relating to executive compensation and equity plan administration. It is the intention of the Committee to consider the recommendations made by the consultant in formulating decisions related to major compensation matters.

In 2006, the Committee engaged Wilson Sonsini Goodrich & Rosati, a professional corporation, to provide independent legal advice and guidance on executive compensation issues, plans and policies.

Base Salaries

Base salaries are designed primarily to provide compensation at competitive levels that enable the Company to attract and retain executives. The base salary portion is intended to contribute less to total compensation than the total performance-based compensation portions (provided that performance goals are met or exceeded). This is consistent with the Committee’s compensation philosophy of basing a substantial portion of compensation on the Company’s performance measured against pre-determined objectives to link compensation with business goals and strategies and reward for good performance.

(1)	Executive officer as defined by rules under the Securities Exchange Act of 1934, as amended.

In determining fiscal year 2006 salaries, the Committee considered the Company’s financial performance in fiscal year 2005, each Executive’s fiscal year 2005 compensation, each Executive’s potential incentive compensation in fiscal year 2006, each Executive’s position and responsibilities, and published market data on other peer group companies’ anticipated salary increases for 2006. In the case of Mr. Guertin, specifically, his increase to $700,000 in base salary was to compensate for his promotion to Chief Executive Officer effective as of the close of business on February 17, 2006.

Annual Incentives

We also have created annual incentives for Executives through potential cash awards under the Management Incentive Plan—MIP—intended to link compensation directly to financial performance.

The Committee based awards to Executives for fiscal year 2006 on percentage growth in dollar earnings before interest and taxes—EBIT—achieved by the Executive’s business unit and/or the Company as a whole. For Mr. Wilson, the Committee based 50% of his award on Company EBIT growth and 50% on the Oncology Systems business unit EBIT growth. For Mr. Kluge, the Committee based 50% of his award on Company EBIT growth and 50% on the X-Ray Products business unit EBIT growth. The Committee based 100% of Mr. Guertin’s, Ms. Finney’s, Mr. Kuo’s and Mr. Levy’s awards on Company EBIT growth. Mr. Levy’s incentive award under the MIP for fiscal year 2006 was prorated for the period when he held the position of Chief Executive Officer

The MIP provides for a limit of two times fiscal year-end base salary or $2,000,000, whichever is less. For fiscal year 2006, the Committee further defined the MIP awards for the Company’s Executives so that, depending on the EBIT growth targets achieved, awards ranged from zero to a maximum of twice the individual’s predetermined MIP participation target level.

Stock Ownership Guidelines

In May 2000, the Committee adopted the Varian Medical Systems Executive Ownership Program—the Stock Ownership Program—to ensure that executive officers and non-executive officers have a substantial equity position in the Company and to align their interests with those of the stockholders. The stock ownership levels are based on the face value of the Company’s stock as a multiple of such officer’s base pay. Specific stock ownership guidelines are set based upon such officer’s position in the organization. Under this program, the multiple for the CEO was three times the current base salary. The multiple for the next four highly compensated executive officers was two times the current base salary. The multiple for all other executive and non-executive officers was one time the current base salary.

In November 2005, the Committee reviewed these ownership guidelines and determined that they should be increased to reflect competitive practice and to maximize the executive and non-executive officers’ interests with those of the stockholders. Therefore, effective January 2006, the Stock Ownership Program was modified to reflect a multiple for the CEO of five times the current base salary; for the next four highly compensated executive officers a multiple of three times the current base salary; and for all other executive and non-executive officers a multiple of two times the current base salary.

Under the guidelines of the Stock Ownership Program, ownership levels are to be achieved within five years from the date upon which an individual becomes an executive officer or non-executive officer, within three years of the amendment to the ownership levels as described above or within three years of the date that the new ownership levels apply to such individual due to a change in position or becoming a named executive officer, whichever is the latest. One third of the ownership levels must be achieved within the first two and half years after an individual becomes subject to the Stock Ownership Program (as amended), or if already subject to the Stock Ownership Program, within two and a half years after the new ownership levels apply to such individual.

As of the end of fiscal year 2006, our CEO and all of the other executive officers and non-executive officers met the guidelines as set forth in the Stock Ownership Program or were within the time periods for achieving such guidelines.

Equity Awards

We believe that Executives and other employees who are in a position to make a substantial contribution to our long-term success and to build stockholder value should have a significant stake in our ongoing success. As a result, we have granted non-qualified stock options and other equity awards to the Executives in order to retain talented personnel and to align their compensation with stockholder value. Because the stock options have an exercise price equal to the market price of our stock on the grant date and vest over three years, stock options compensate Executives only if, and in proportion to, the stock price increases after the grant date and only if the Executive remains employed or otherwise qualified under the terms of the grant for the periods required for the stock option to become exercisable.

The Company uses a long-term incentive grant valuation approach called Shareholder Value Transfer—SVT. SVT estimates the portion of Company market-capitalization value that can potentially be transferred to employees and executives through equity grants. The Committee believes that the SVT methodology is effective in: determining the economic trade-offs between different grant types (e.g., stock options versus full-value awards such as Restricted Stock); comparing Company costs on a relative basis under new equity expensing accounting rules, which became effective for the Company in fiscal year 2006; and limiting the illogical effect of stock-price fluctuations on year-to-year grant levels (i.e., more shares when the price is low and vice versa).

To determine the size of the Company-wide stock grant pool and to develop the grant guidelines for fiscal year 2006 long-term incentive awards (e.g., options and other equity awards), the Committee reviewed the competitive analysis of the Company’s three-year average SVT rate versus those of its peer group companies. To determine the number of long-term incentive awards granted to individual Executives, the Committee based its decisions on the individual’s performance, the allocation of available shares among the executive team, and competitive information regarding long-term incentive awards allocated to individuals holding comparable positions in the Company’s peer group companies.

The non-qualified stock options granted by the Company to the Executives in fiscal year 2006 had a grant date that matched the date such grants were approved by the Committee at its quarterly meeting and had an exercise price that was in accordance with the Company’s Amended and Restated 2005 Omnibus Stock Plan (i.e., closing stock price on the date of grant)—the Amended 2005 Omnibus Stock Plan. These awards were not granted during corporate imposed stock trading blackouts nor were they coordinated with the release of any material nonpublic information.

Other Compensation

To attract and retain talented Executives, the Committee also has approved arrangements giving them certain perquisites, such as use of a leased automobile under the Company’s Executive Car Program. Under the Executive Car Program, the Company provides the CEO with a leased vehicle costing up to $80,000. For other key Executives, the Company provides leased vehicles costing between $46,000 and $66,000. Related expenses are disclosed in the Summary Compensation Table. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the Company car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value). If the participant purchases the Company car at less than the fair market value, the difference between the purchase price and the fair market value is deemed imputed income to the participant, and is reported in the Summary Compensation Table. Effective January 1, 2006, the Company eliminated any non-business use of the fractionally owned aircraft. Historically, the Executives have not used the fractionally owned aircraft for purely personal trips. The compensation for aircraft use reported under “Other Annual Compensation” in the Summary Compensation Table for the Executives is attributable to permitted spousal use of the fractionally owned aircraft for business purposes and to spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the CEO). The Company provides reimbursement to certain Executives, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $1,500 per year) as well as reimbursement for any personal taxes paid on certain perquisites, such as personal use of a company automobile, business-related spousal travel, financial planning and medical expenses. Beginning on January 1, 2006, reimbursement for personal taxes paid on all perquisites attributable to the period beginning January 1, 2006, with the exception of leased vehicles, was discontinued. The reimbursement for personal taxes on costs associated with leased vehicles will be eliminated as the applicable lease expires.

In fiscal year 2001, the Company adopted a deferred compensation plan—the Prior DCP—under which eligible employees could defer a portion of their cash compensation into this plan. The Prior DCP was frozen effective December 31, 2004 so that no further contributions can be made to it and a new deferred compensation plan—the DCP—intended to comply with the provisions of Section 409A of the Internal Revenue Code, as provided under the American Jobs Creation Act of 2004 and the authoritative guidance issued thereunder, was adopted. Under the Prior DCP, in order to make retirement contributions which could not be contributed to the Executives’ qualified retirement accounts due to Internal Revenue Code limitations, the Company made supplemental retirement contributions equal to six percent of the participant’s base annual salary and applicable incentive payments earned during the year, reduced by the amount of any Company matching contributions that would be made to the 401(k) Retirement Program(2) only if the participant had contributed the maximum 401(k) amount for that plan year. The funds contributed by the employee or the Company into the Prior DCP and the SERP are deposited into an independently managed program that has no guaranteed rate of return.

The new DCP covers deferred compensation plan deferrals and contributions from January 1, 2005 forward. Under the DCP, each calendar year the Company will credit to the participant’s account an amount—the Company Supplemental Contributions—equal to the product of (a) the excess of the participant’s base annual salary and any applicable incentive payments over the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code; and (b) the Company’s matching contribution rate under the Varian Medical Systems, Inc. Retirement Plan as amended and restated January 1, 2004 (six percent), regardless of the participant’s contributions under the 401(k) Retirement Program. Further, the Company may on a discretionary basis credit additional amounts on behalf of the DCP’s participants. To date, the Company has not provided any discretionary contributions under the DCP. Similar to the Prior DCP, the funds contributed by the employee or the Company into the DCP are deposited into an independently managed program that has no guaranteed rate of return.

We also permit Executives to participate in compensation and benefit programs generally available to other employees, such as the Employee Incentive Plan(3), 401(k) Retirement Program and supplemental life and disability insurance program.

Tax Deductibility of Executive Compensation

U.S. tax law does not let us deduct from the Company’s federal taxable income certain compensation paid to the CEO and the next four highly compensated executive officers that is not performance-based and which exceeds $1,000,000. Stockholders approved the MIP, the Omnibus Stock Plan, the 2005 Omnibus Stock Plan and the Amended 2005 Omnibus Stock Plan so that performance-based awards under those plans would be eligible for continued tax deductibility. Thus, awards made under the MIP during fiscal year 2006 are eligible for deduction under Section 162(m) of the Internal Revenue Code. The Company did not grant any performance-based equity awards under the Amended 2005 Omnibus Stock Plan during fiscal year 2006. The Committee considers one of its primary responsibilities to be structuring a compensation program that will

(2)	After satisfying the initial 12-month waiting period, the Company contributes 100% of the employee contributions, up to six percent of the employee’s eligible earnings.

(3)	This is a Company-wide incentive plan whereby eligible employees may receive award payouts denominated in number of hours—between 0 hours to 120 hours (based on a 40-hour work week). The target achievement level is 60 hours (based on a 40-hour work week). The performance goals are the same as that of the MIP during fiscal year 2006. For all employees, the award was based 100% on Company EBIT growth.

attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances by providing compensation (such as salary, perquisites and special cash bonuses), which might be subject to the limitation in U.S. tax law deductibility.

Bases for CEO Compensation

During fiscal year 2006, Mr. Levy stepped down as Chief Executive Officer effective as of the close of business on February 17, 2006 while remaining as Chairman of the Board and a non-executive employee of the Company and Mr. Guertin was promoted to President and Chief Executive Officer of the Company, effective as of the close of business on February 17, 2006.

The Committee followed generally the same policies and programs described above for compensation of Executives in determining fiscal year 2006 compensation for Mr. Guertin as Chief Executive Officer. We considered the level of pay, cash incentive and equity compensation for Mr. Guertin appropriate for the following reasons: his execution of our Company strategy to enhance long-term investor value through better profit margins and higher returns on sales; his role in leading the Company to solid financial results in a challenging global economic environment; his actions in making the Company a leading global manufacturer of radiation therapy products for the treatment of cancer; his leadership in driving growth initiatives; and the Company’s consistent financial and stock price performance relative to the peer group of companies.

The Committee set Mr. Guertin’s annual base salary for fiscal year 2006 in accordance with the policies and considerations used to determine the fiscal year 2006 salaries of the other Executives by evaluating his responsibilities and the Company’s financial performance in fiscal year 2005 and reviewing executive compensation data provided by Frederic W. Cook & Co., Inc. on salaries paid to chief executive officers of high technology, electrical/electronic businesses and medical device/equipment companies with comparable sales volume and peer group proxy statements in year 2005. Further, the Committee reviewed and noted that Mr. Guertin’s cash compensation in fiscal year 2006 (measured using base salary and annual bonus) was less than one-and-a-half times that of the next highest compensated employee at the Company.

The Company also paid Mr. Guertin an incentive award for fiscal year 2006 (in accordance with the MIP described above) equal to 80.2% of his fiscal year-end base salary. The award was quantitatively attributable to the Company’s strong financial performance during fiscal year 2006 by achieving 14.7% growth in dollar EBIT (excluding stock option expenses and acquisitions made during the year).

In fiscal year 2006, the Company also granted Mr. Guertin non-qualified stock options to purchase 250,000 shares that vest over three years. In determining this grant, the Committee reviewed proxy data showing the portion of the annual equity pool allocated to the CEOs at the median level of peer companies over a rolling three-year period as a percent of total SVT. The market competitive allocations were then combined with the competitive annual SVT rate to ultimately determine the size of the grant. Based on this data, the Committee determined the size of Mr. Guertin’s grant to be reasonable and appropriate.

The Committee’s Conclusion

In light of the Company’s strong financial and operating performance in a challenging global economic environment, the Committee believes it was in the best long-term interest of the Company’s stockholders to ensure that the overall level of the Executives’ salary, bonus and other incentive compensation awards was competitive with companies in the comparison group, fair based on responsibilities and performance of the Company’s Executives, and reasonable in the context of the current fiscal climate based on good business judgment. Quite simply, the Committee continues to believe that the quality, skills and dedication of the Company’s executive leaders are critical factors affecting the long-term value of the Company. Therefore, the Company continues to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

The Committee’s decisions concerning the specific fiscal year 2006 compensation elements for individual Executives, including the CEO, were made within this framework and after consultation with an independent executive compensation expert hired by the Committee. The Committee also considered each Executive’s level of responsibility, performance, and current total compensation. As noted above, in all cases the Committee’s specific decisions involving fiscal year 2006 executive compensation were ultimately based upon the Committee’s judgment about the individual Executive’s performance and potential future contributions and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.

The Summary Compensation Table provides full disclosure of cash and all other compensation, including all perquisites and tax reimbursements, received by the Company’s retired and new Chief Executive Officers and the next four highly compensated executive officers.

Based on the Committee’s review of the compensation of the Executives and other relevant data, the Committee finds that the total compensation of the Executives, including the CEO, to be competitive, fair, reasonable, and not excessive.

R. Andrew Eckert (Chairman)

Susan L. Bostrom

David W. Martin, Jr.*

*	The listed individuals are the members of the Compensation Committee effective as of November 18, 2006. The members of the Compensation Committee as of the end of fiscal year 2006, the period on which this Report was based, were Ms. Bostrom, Mr. Eckert and Dr. Hellman (Chairman).

AUDIT COMMITTEE REPORT

The Audit Committee of the Board—the Audit Committee—consists of the four directors whose signatures appear below. Each member of the Audit Committee meets the definition of “independent director” and otherwise qualifies to be a member of the Audit Committee under the New York Stock Exchange listing requirements.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter at least annually, and did so in the February and November 2006 Audit Committee meetings.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year 2006 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61, Communication with Audit Committees.

In addition, the Audit Committee received the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of PricewaterhouseCoopers LLP their independence from management and the Company.

Based on these discussions, the financial statements review and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for fiscal year 2006 be included in the Company’s Annual Report on Form 10-K for the year ended September 29, 2006.

Furthermore, in connection with standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, and the fees the Company paid for these services, and also reviewed whether the provision of the services is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee determined that the provision of the services is compatible with maintaining that independence.

The Audit Committee has selected PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for fiscal year 2007. In doing so, the Audit Committee considered the results from its review of PricewaterhouseCoopers LLP’s independence, including (a) all relationships between PricewaterhouseCoopers LLP and the Company and any disclosed relationships or services that may impact their objectivity and independence, (b) their performance and qualifications as an independent registered public accounting firm and (c) the fact that the PricewaterhouseCoopers LLP engagement audit partner is rotated on a regular basis as required by applicable law or regulations. As a matter of good corporate governance, the Audit Committee has determined to submit its appointment of PricewaterhouseCoopers LLP to stockholders for ratification. In the event that a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter do not ratify this appointment, the Audit Committee will review its future appointment of PricewaterhouseCoopers LLP.

Ruediger Naumann-Etienne (Chairman)

R. Andrew Eckert

Kent J. Thiry

David W. Martin, Jr.*

*	Dr. Martin was appointed to the Audit Committee at the February 2006 meeting of the Board.

PERFORMANCE GRAPH

This graph shows the total return on Varian Medical Systems, Inc. common stock and certain indices from September 28, 2001 until the last day of fiscal year 2006.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG VARIAN MEDICAL SYSTEMS, INC., THE S & P MIDCAP 400 INDEX AND

THE S & P HEALTHCARE EQUIPMENT INDEX

* $100 invested on 9/28/01 in Varian Medical Systems, Inc. common stock or in the S&P MidCap 400 index and S&P Health Care Equipment Index, including reinvestment of dividends.

	Cumulative Total Return ($)
	9/28/01	9/27/02	9/26/03	10/1/04	9/30/05	9/29/06
VARIAN MEDICAL SYSTEMS, INC.	100.00	136.18	176.62	215.99	246.36	332.91
S & P MIDCAP 400	100.00	95.30	120.85	142.07	173.54	184.93
S & P HEALTH CARE EQUIPMENT	100.00	90.96	116.70	144.78	143.44	138.31

Appendix A

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

VARIAN MEDICAL SYSTEMS, INC.

SECOND AMENDED AND RESTATED

2005 OMNIBUS STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1    Effective Date.    This Second Amended and Restated 2005 Omnibus Stock Plan was originally adopted by Varian Medical Systems, Inc., a Delaware corporation, on November 19, 2004 (the “Adoption Date”) and became effective upon its approval by a majority of the shares of the common stock of the Company’s stockholders on February 17, 2005 (the “Effective Date”). On December 7, 2005, the Board approved an amended and restated Plan, which was approved at the Company’s 2006 Annual Meeting of Stockholders. On November 17, 2006, the Board approved this amended and restated Plan, provided that this Plan amendment is approved by a vote of the majority of the shares of the common stock of the Company which are present in person or by proxy and entitled to vote at the Company’s 2007 Annual Meeting of Stockholders.

1.2    Purpose of the Plan.    The Plan is intended to increase incentives and to encourage Share ownership on the part of (1) employees of the Company and its Affiliates, (2) consultants who provide significant services to the Company and its Affiliates, and (3) directors of the Company who are employees of neither the Company nor any Affiliate. The Plan also is intended to further the growth and profitability of the Company. The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Award” means, individually or collectively, a grant under the Plan of Non-qualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Deferred Stock Units.

2.4    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7    “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.8    “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.9    “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

2.10    “Deferred Stock Unit” means a Deferred Stock Unit granted pursuant to Section 9.5.

2.11    “Director” means any individual who is a member of the Board.

2.12    “Disability” means a permanent and total disability within the meaning of section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time. Notwithstanding the foregoing, to the extent “Disability” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Disability” shall have the meaning set forth in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

2.13    “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.14    “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.15    “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.16    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18     “Fair Market Value” means the last quoted per share selling price for Shares on the relevant date, or if there were no sales on such date, the last quoted per share price for Shares on the next preceding date on which there were sales of Shares. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19    “Fiscal Year” means the fiscal year of the Company.

2.20    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.21    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

2.22    “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.23    “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.24    “Non-employee Director” means a Director who is an employee of neither the Company nor of any Affiliate.

2.25    “Non-qualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.26    “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.27    “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

2.28    “Participant” means an Employee, Consultant, or Non-employee Director who has an outstanding Award.

2.29    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participant. “Determination Date” means the latest possible date that will not jeopardize an Award’s qualification as performance-based compensation under section 162(m) of the Code. Notwithstanding the previous sentence, for Awards not intended to qualify as performance-based compensation, “Determination Date” shall mean such date as the Committee may determine in its discretion.

2.30    “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.31    “Performance Share” means a Performance Share granted to a Participant pursuant to Section 8.

2.32    “Performance Unit” means a Performance Unit granted to a Participant pursuant to Section 8.

2.33    “Period of Restriction” means the period during which shares of Restricted Stock are subject to forfeiture and/or restrictions on transferability.

2.34    “Plan” means the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan, as set forth in this instrument and as hereafter amended from time to time.

2.35    “Prior Plans” means the Varian Medical Systems, Inc. Omnibus Stock Plan approved by the Company’s stockholders effective April 3, 1999 and the Varian Medical Systems, Inc. 2000 Stock Plan adopted by the Company’s Board of Directors effective November 17, 2000.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.37    “Restricted Stock Units” means a Restricted Stock Unit granted to a Participant pursuant to Section 7.

2.38    “Retirement” means, in the case of an Employee or a Non-employee Director, “Retirement” as defined pursuant to the Company’s or the Board’s Retirement Policies, as they may be established from time to time. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.39    “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.40    “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.41    “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.42    “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.43    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as amended, and any future regulation amending, supplementing or superseding such regulation.

2.44    “Section 16 Person” means a person who, with respect to the Shares, is subject to section 16 of the 1934 Act.

2.45    “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.46    “Shares” means shares of the Company’s common stock, $1.00 par value.

2.47    “Stock Appreciation Right” or “SAR” means an Award, granted alone, in connection or in tandem with a related Option, that pursuant to Section 6 is designated as a SAR.

2.48    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.49    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or an Affiliate; and (c) in the case of a Non-employee Director, a cessation of the Non-employee Director’s service on the Board for any reason. Notwithstanding the foregoing, to the extent that “Termination of Service” is used to establish a payment event with respect to any Award subject to section 409A of the Code, “Termination of Service” shall have the same meaning as “Severance from Service” as that term is defined in section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

SECTION 3

ADMINISTRATION

3.1    The Committee.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “independent director” under section 303A.02 of the New York Stock Exchange listing standards rules, and (c) an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2    Authority of the Committee.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Non-employee Directors pursuant to Section 9), (c) interpret the Plan and the Awards, (d) adopt such procedures, agreements, arrangements, sub plans and terms as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. Notwithstanding any contrary provision of the Plan, the Committee may reduce the amount payable under any Award (other than an Option) after the grant of such Award.

3.3    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3, or (c) with respect to Awards which are intended to qualify as performance-based compensation under section 162(m) of the Code.

3.4    Non-employee Directors.    Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of the Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Awards and any Shares granted to Non-employee Directors, the Board shall have all of the authority and discretion otherwise granted to the Committee with respect to the administration of the Plan.

3.5    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1    Number of Shares.    As of the Effective Date, and subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 4,000,000, plus such number of Shares as are granted pursuant to substitute Options under Sections 5.3.3 and 9.3. No further grants may be made under the Prior Plans, but Shares authorized for issuance under the Prior Plans that have not been issued under the prior Plans may be issued pursuant to Awards granted under this Plan in addition to the number of Shares specified immediately above. In addition, if an award previously granted under the Prior Plans terminates, expires, or lapses for any reason, any Shares subject to such award shall again be available to be the subject of an Award under the Plan. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares. Upon approval of this Plan by the stockholders of the Company, an additional 2,650,000 Shares shall be available for issuance under the Plan. For purposes of the total number of Shares available for grant under this Plan, any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as one (1) Share for every (1) Share issued, and any shares issued in connection with Awards other than Options and Stock Appreciation Rights shall be counted against the limit stated in this Section 4.1 as 2.5 Shares for every one (1) Share issued. Except as provided in Section 4.2, if fewer Shares are issued in settlement of an Award than were covered by such Award, then the Shares not issued shall not be available for issuance under the Plan. All of the Shares available for issuance under the Plan may be issued as Incentive Stock Options.

4.2    Lapsed Awards.    If an Award terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award. In addition, Shares issued pursuant to Awards assumed or issued in substitution of other awards in connection with the acquisition by the Company of an unrelated entity shall not reduce the maximum number of Shares issuable under Section 4.1.

4.3    Adjustments in Awards and Authorized Shares.    In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limit of Section 5.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. In the case of Options granted to Non-employee Directors, the foregoing adjustments shall be made by the Board. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1    Grant of Options.    Subject to the terms and provisions of the Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 4,000,000 Shares. The Committee may grant Incentive Stock Options, Non-qualified Stock Options, or a combination thereof. Non-Qualified Stock Options may be granted under the Plan pursuant to Section 9 to Non-employee Directors by the Board, which shall determine the terms of such Options.

5.2    Award Agreement.    Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-qualified Stock Option.

5.3    Exercise Price.    Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1    Non-qualified Stock Options.    In the case of a Non-qualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2    Incentive Stock Options.    In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3    Substitute Options.    Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

5.4    Expiration of Options.

5.4.1    Expiration Dates.    Subject to Section 10.13, except as set forth in each Award Agreement, each Option shall terminate no later than the first to occur of the following events:

(a)    The expiration of seven (7) years from the Grant Date; or

(b)    The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(c)    The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability; or

(d)    The expiration of three (3) years from the date of the Participant’s Retirement (subject to Section 5.8.2 regarding Incentive Stock Options); or

(e)    The date of the Participant’s Termination of Service by the Company for cause (as determined by the Company).

5.4.2    Death of Participant.    Subject to Section 10.13, notwithstanding Section 5.4.1, if a Participant who is an Employee dies prior to the expiration of his or her Options, his or her Options shall be exercisable until the expiration of three (3) years after the date of death. If a Participant who is a Consultant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to three (3) years after the date of death.

5.4.3    Committee Discretion.    Subject to the limits of Sections 5.4.1, 5.4.2 and 10.13, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted and before such Option expires, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5    Exercisability of Options.    Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option. If a Participant dies while an Employee, the exercisability of his or her Options shall be fully accelerated to the date of Termination of Service.

5.6    Payment.    Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines both to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker) Share certificates (which may be in book entry form) representing such Shares.

5.7    Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8    Certain Additional Provisions for Incentive Stock Options.

5.8.1    Exercisability.    The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2    Termination of Service.    If any portion of an Incentive Stock Option is exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death (unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise), the portion so exercised shall be deemed a Non-qualified Stock Option.

5.8.3    Company and Subsidiaries Only.    Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4    Expiration.    No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1    Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 2,000,000 Shares.

6.2    Exercise Price and Other Terms.    The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3    SAR Agreement.    Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.4    Expiration of SARs.    A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 and 10.13 also shall apply to SARs.

6.5    Payment of SAR Amount.    Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)    The number of Shares with respect to which the SAR is exercised.

6.6    Payment Upon Exercise of SAR.    At the discretion of the Committee, payment for a SAR may be in cash, Shares or a combination thereof.

SECTION 7

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1    Grant of Restricted Stock and Restricted Stock Units.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than 400,000 Shares of Restricted Stock or Restricted Stock Units.

7.2    Restricted Stock and Restricted Stock Units Agreement.    Each Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, any price to be paid for the Shares, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

7.3    Transferability.    Shares of Restricted Stock or Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4    Other Restrictions.    The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock or Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1    General Restrictions.    The Committee may set restrictions based upon the achievement of specific performance objectives (Company-wide, business unit or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

7.4.2    Section 162(m) Performance Restrictions.    For purposes of qualifying grants of Restricted Stock and Restricted Stock Units as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock or Restricted Stock Units under section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4.3    Legend on Certificates.    The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Varian Medical Systems, Inc.”

7.5    Removal of Restrictions.    Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse, and remove any restrictions. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 7.4 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant.

7.6    Voting Rights.    During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement.

7.7    Dividends and Other Distributions.    During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8    Return of Restricted Stock to Company.    On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1    Grant of Performance Units and Shares.    Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to any Participant, provided that during any Fiscal Year, no more than 400,000 Performance Shares or Performance Units may be granted to any Participant.

8.2    Initial Value.    Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date, provided that such value shall not exceed the Fair Market Value of a Share on the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3    Performance Objectives and Other Terms.    The Committee shall set performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number or value of

Performance Units or Shares that will be paid out to the Participants. The Committee may set performance objectives based upon the achievement of Company-wide, business unit, or individual goals, or any other basis determined by the Committee in its discretion. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units or Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1    General Performance Objectives.    The Committee may set performance objectives based upon the achievement of Company-wide, business unit or individual goals, or any other basis determined by the Committee in its discretion.

8.3.2    Section 162(m) Performance Objectives.    For purposes of qualifying grants of Performance Units or Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units or Shares shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Shares to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Shares which are intended to qualify under section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units or Shares under section 162(m) of the Code (e.g., in determining the Performance Goals).

8.4    Earning of Performance Units and Performance Shares.    After the applicable Performance Period has ended, the Participant shall be entitled to receive a payout of the number of Performance Units or Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives have been achieved. After the grant of a Performance Unit or Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for Award.

8.5    Form and Timing of Payment.    Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares or a combination thereof.

8.6    Cancellation.    On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

SECTION 9

NON-EMPLOYEE DIRECTORS

9.1    Non-Employee Director Options.    Subject to the terms and provisions of the Plan, Non-qualified Stock Options may be issued to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Shares subject to each Option, and the terms and conditions of such Awards.

9.2    Terms of Options.

9.2.1    Option Agreement.    Each Option granted pursuant to this Section 9 shall be evidenced by a written stock option agreement, which shall be executed by the Non-employee Director and the Company.

9.2.2    Exercise Price.    The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be one hundred percent (100%) of the Fair Market Value of such Shares on the Grant Date.

9.2.3    Exercisability.    Unless provided otherwise in an Award Agreement, each Option granted pursuant to this Section 9 shall be fully exercisable on the Grant Date.

9.2.4    Expiration of Options.    Subject to Section 10.13, unless provided otherwise in an Award Agreement, each Option shall terminate upon the first to occur of the following events:

(a)    The expiration of seven (7) years from the Grant Date; or

(b)    The expiration of three (3) months from the date of the Non-employee Director’s Termination of Service for a reason (including, but not limited to the Non-Employee Director’s resignation) other than death, Disability, completion of the Participant’s term as a Director or Retirement; or

(c)    The expiration of three (3) years from the date of the Non-employee Director’s Termination of Service by reason of completion of the Participant’s term as a Director, Disability or Retirement.

9.2.5    Death of Director.    Subject to Section 10.13, notwithstanding Section 9.2.4, if a Non-employee Director dies prior to the expiration of his or her options in accordance with Section 9.2.4, his or her options shall terminate three (3) years after the date of his or her death.

9.2.6    Not Incentive Stock Options.    Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.2.7    Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan not inconsistent with this Section 9 shall apply to Options granted to Non-employee Directors; provided, however, that Section 5.2 (relating to the Committee’s discretion to set the terms and conditions of Options) shall be inapplicable with respect to Non-employee Directors.

9.3    Substitute Options.    Notwithstanding the provisions of Section 9.2.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Non-employee Directors on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, shall determine the exercise price of such substitute Options.

9.4    Elections by Non-employee Directors.    Pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair fees, meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for Shares. The number of Shares received by any Non-employee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. In addition, pursuant to such procedures as the Board (in its discretion) may adopt from time to time, each Non-employee Director may elect to forego receipt of all or a portion of the annual retainer, committee chair and meeting attendance fees and other cash compensation otherwise due to the Non-employee Director in exchange for an Option to purchase Shares. The number of Shares subject to such an Option received by any Non-employee Director shall equal the amount of foregone compensation multiplied by four (4) and divided by the Fair Market Value of a Share on the date that the compensation otherwise would have been paid to the Non-employee Director, rounded up to the nearest whole number of Shares. All Options granted pursuant to this Section 9.4 shall be subject to the restrictions of Section 9.2.

9.5    Deferred Stock Units.    Subject to the terms and provisions of the Plan, Awards of Deferred Stock Units may be granted to Non-employee Directors at any time and from time to time, as determined by the Board in its sole discretion, including the number of Deferred Stock Units subject to each Award and the terms and conditions of such Awards.

9.6    Terms of Deferred Stock Units.

9.6.1    Deferred Stock Unit Agreement.    Deferred Stock Units granted pursuant to Section 9.5 shall be evidenced by a written Award Agreement, which shall be executed by the Non-employee Director and the Company.

9.6.2    Vesting.    Unless otherwise provided in an Award Agreement, Awards of Deferred Stock Units shall vest over a period of not less than one year from the date of grant, and may vest pro rata over such time. Vesting may be accelerated in limited situations such as death of the Non-employee Director and change in control of the Company.

9.6.3    Payment.    Except as may be provided in an Award Agreement, Deferred Stock Unit Awards will be paid in Shares. Awards of Deferred Stock Units may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

9.6.4    Other Terms.    Unless provided otherwise in an Award Agreement, all provisions of the Plan applicable to Restricted Stock Units not inconsistent with Section 9.5 and this Section 9.6 shall apply to Deferred Stock Units granted to Non-employee Directors.

SECTION 10

MISCELLANEOUS

10.1    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2    Participation.    No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4    Successors.    All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

10.5    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6    Nontransferability of Awards.    Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Committee, or the Board in the case of Awards to Non-Employee Directors, may, in its sole discretion, permit the transfer of an Award to an individual or entity other than the Company (each transferee thereof a “Permitted Assignee”), subject to such restrictions as the Committee, or the Board, in its sole discretion may impose.

10.7    No Rights as Stockholder.    Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8    Withholding Requirements.    Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company such withholding amount within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares subject to such Award.

10.9    Withholding Arrangements.    The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy all or part of the minimum required tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

10.10    Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. Notwithstanding the foregoing, any deferral under this Section 10.10 shall be made in accordance with the provisions of section 409A of the Code and the applicable guidance issued by the Secretary of the Treasury thereunder.

10.11    Dividend Equivalents.    Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, or the Board in the case of Awards to Non-Employee Directors, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, or the Board in the case of Non-Employee Directors, in its sole discretion, and the Committee or Board may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.

10.12    Prohibition on Repricings.    Options and SARs may not be repriced without the approval of the Company’s stockholders. For this purpose, “reprice” means that that the Company has: (a) lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs after they have been granted, (b) canceled an Option and/or a SAR when the applicable Exercise Price exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award and (c) taken any other action with respect to an Option and/or a SAR that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded. An adjustment pursuant to Section 4.3 shall not be treated as a repricing.

10.13    Maximum Term of Options and SARs.    Notwithstanding anything in Sections 5, 6 and 9 to the contrary, no Option or SAR granted after February 15, 2007 shall have a term that exceeds seven (7) years from the Grant Date.

SECTION 11

AMENDMENT, TERMINATION AND DURATION

11.1    Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore issued to such Participant. Any amendment shall also, to the extent required by applicable law or regulation, be subject to stockholder approval. No Award may be granted during any period of suspension or after termination of the Plan.

11.2    Duration of the Plan.    The Plan shall, subject to Section 11.1 (regarding the Board’s right to amend or terminate the Plan), remain in effect for ten (10) years from the Adoption Date. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after ten (10) years from the Effective Date.

SECTION 12

LEGAL CONSTRUCTION

12.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3    Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4    Governing Law.    The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

12.5    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated	By
John W. Kuo Corporate Vice President, General Counsel & Secretary

Appendix B

VARIAN MEDICAL SYSTEMS, INC.

MANAGEMENT INCENTIVE PLAN

(Amended as of November 17, 2006)

B-i

(continued)

B-ii

VARIAN MEDICAL SYSTEMS, INC.

MANAGEMENT INCENTIVE PLAN

(Amended as of November 17, 2006)

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1    Effective Date.    This amended and restated Plan is effective as of the date on which VAI distributes shares of the common stock of Varian, Inc. and Varian Semiconductor Equipment Associates, Inc. to the stockholders of VAI, subject to the approval of the Plan by a majority of the shares of the common stock of VAI which are present in person or by proxy and entitled to vote at the 1999 Annual and Special Meeting of Stockholders of VAI.

1.2    Purpose of the Plan.    The Plan is intended to increase shareholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.

2.2    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3    “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4    “Board” means the Board of Directors of the Company.

2.5    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6    “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7    “Company” means Varian Medical Systems, Inc., a Delaware corporation, or any successor thereto.

2.8    “Disability” means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

2.9    “EBIT” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest and taxes, determined in accordance with generally accepted accounting principles.

2.10    “EBITDA” means as to any Performance Period, the Company’s or a business unit’s income before reductions for interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.11    “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

2.12    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.13    “Fiscal Year” means any fiscal year of the Company.

2.14    “Maximum Award” means as to any Actual Award to any Participant for any Performance Period, the lesser of two hundred percent (200%) of Base Salary or $2 million.

2.15    “Net Income” means as to any Performance Period, the Company’s or a business unit’s income after taxes, determined in accordance with generally accepted accounting principles.

2.16    “Net Orders” means as to any Performance Period, the Company’s or a business unit’s net orders calculated (and reviewed by the Company’s external independent auditors in accordance with agreed standard procedures) for and reported in the Company’s quarterly financial earnings press release filed by the Company on a Current Report on Form 8-K.

2.17    “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

2.18    “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.19    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.20    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITDA, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue, (j) Shareholder Return, (k) orders or Net Orders, (l) expenses, (m) cost of goods sold, (n) profit/loss or profit margin, (o) working capital, (p) operating income, (q) cash flow, (r) market share, (s) return on equity, (t) economic value add, (u) stock price of the Company’s stock, (v) price/earning ratio, (w) debt or debt-to-equity ratio, (x) accounts receivable, (y) cash, (z) write-off, (aa) assets, (bb) liquidity, (cc) operations, (dd) intellectual property (e.g., patents), (ee) product development, (ff) regulatory activities, (gg) manufacturing, production or inventory, (hh) mergers, acquisitions or divestitures, (ii) financings, (jj) days sales outstanding, (kk) backlog, (ll) deferred revenue, and (mm) employee headcount. The Performance Goals may differ from Participant to Participant and from award to award. Prior to the Determination Date, the Committee shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants. “Determination Date” means the latest possible date that will not jeopardize a Target Award’s qualification as performance-based compensation under section 162(m) of the Code.

2.21    “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.22    “Plan” means the Varian Medical Systems, Inc. Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.23    “Retirement” means, with respect to any Participant, “Retirement” as defined by the Company’s Retirement Policies, as they may be established from time to time.

2.24    “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

2.25    “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.26    “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s EBIT before incentive compensation, divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.27    “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales, determined in accordance with generally accepted accounting principles.

2.28    “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.29    “Shares” means shares of the Company’s common stock, $1.00 par value.

2.30    “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

2.31    “VAI” means Varian Associates, Inc., a Delaware corporation.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants.    The Committee, in its sole discretion, shall select the Employees of the Company who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2    Determination of Performance Goals.    The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3    Determination of Target Awards.    The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4    Determination of Payout Formula or Formulae.    On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award.

3.5    Determination of Actual Awards.    After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the

Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a termination of employment prior to the end of the Performance Period. The total aggregate Actual Awards under the Plan with respect to any Performance Period shall not exceed eight percent (8%) of the Company’s EBIT (but before incentive compensation) for the most recent completed Fiscal Year. If the total aggregate Actual Awards with respect to a Performance Period would exceed this aggregate limit, all such Actual Awards shall be pro-rated on an equal basis among all Participants according to a formula established by the Committee.

SECTION 4

PAYMENT OF AWARDS

4.1    Right to Receive Payment.    Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2    Timing of Payment.    Payment of each Actual Award shall be made within 120 days after the end of the Performance Period during which the Award was earned.

4.3    Form of Payment.    Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in stock granted under the Company’s Omnibus Stock Plan. The number of Shares granted shall be determined by dividing the cash amount foregone by the fair market value of a Share on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall mean the closing price on the Nasdaq National Market for the day in question.

4.4    Payment in the Event of Death.    If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to his or her estate.

SECTION 5

ADMINISTRATION

5.1    Committee is the Administrator.    The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2    Committee Authority.    It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3    Decisions Binding.    All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4    Delegation by the Committee.    The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

SECTION 6

GENERAL PROVISIONS

6.1    Tax Withholding.    The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including the Participant’s FICA obligation).

6.2    No Effect on Employment or Service.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3    Participation.    No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4    Indemnification.    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5    Successors.    All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

6.6    Beneficiary Designations.    If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

6.7    Nontransferability of Awards.    No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8    Deferrals.    The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1    Amendment, Suspension or Termination.    The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2    Duration of the Plan.    The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3    Requirements of Law.    The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4    Governing Law.    The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5    Captions.    Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, Varian Medical Systems, Inc., by its duly authorized officer, has executed the Plan on the date indicated below.

VARIAN MEDICAL SYSTEMS, INC.

Dated:	By:
John W. Kuo Corporate Vice President, General Counsel & Secretary

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

The Board of Directors Recommends a Vote “FOR” the nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4.
A	Election of Directors

1. To elect the following nominees for a term ending at the 2010 Annual Meeting of Stockholders: Nominees:
		For	Withhold		For	Withhold
01 - John Seely Brown		☐	☐	03 - Mark R. Laret	☐	☐

02 - R. Andrew Eckert		☐	☐	04 - Kent J. Thiry	☐	☐
B	Issues				For	Against	Abstain

2. To approve the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan.					☐	☐	☐

3. To approve an amendment to the Varian Medical Systems, Inc. Management Incentive Plan.					☐	☐	☐

4. To ratify the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2007.					☐	☐	☐

The proxies are authorized to vote on such other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of the Company.
C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign exactly as name appears on your stock certificate. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their name.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box
☐☐ / ☐☐ / ☐☐☐☐

Proxy - Varian Medical Systems, Inc.

Proxy for Annual Meeting of Stockholders - February 15, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Varian Medical Systems, Inc. hereby constitutes and appoints TIMOTHY E. GUERTIN and JOHN W. KUO, and each of them, proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held at the Sheraton Palo Alto Hotel, Justine’s Room, 625 El Camino Real, Palo Alto, California 94301, on February 15, 2007, at 4:30 p.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof.

Unless a contrary direction is indicated, this Proxy will be voted FOR the election of all nominees for director, FOR the approval of the Varian Medical Systems, Inc. Second Amended and Restated 2005 Omnibus Stock Plan, FOR the approval of an amendment to the Varian Medical Systems, Inc. Management Incentive Plan, FOR ratifying the appointment of PricewaterhouseCoopers LLP as Varian Medical Systems, Inc.’s independent registered public accounting firm for fiscal year 2007 and in accordance with the judgment of the proxyholders as to the best interests of Varian Medical Systems, Inc. upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, including with respect to cumulative voting for directors, this Proxy will be voted in accordance therewith. With respect to the election of directors, the proxyholders shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in such order as they may determine.

IF YOU ELECT TO VOTE BY MAIL, PLEASE FILL IN, DATE SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Continued and to be Signed on Reverse Side

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Pacific Time, on February 14, 2007.

THANK YOU FOR VOTING